UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

FIDELITY NATIONAL INFORMATION SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

April 18, 2007

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of shareholders of Fidelity National Information Services, Inc. The meeting will be held on May 23, 2007 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

William P. Foley, II
Executive Chairman

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Fidelity National Information Services, Inc.

Notice is hereby given that the 2007 Annual Meeting of Shareholders of Fidelity National Information Services, Inc. will be held on May 23, 2007 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1.	to elect four Class II directors to serve until the 2010 annual meeting of shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year; and

3.	to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors set April 16, 2007 as the record date for the meeting. This means that owners of Fidelity National Information Services, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 1 of the proxy statement.

Sincerely,

Todd C. Johnson
Corporate Secretary

Jacksonville, Florida
April 18, 2007

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

i

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Information Services, Inc. (the “Company” or “FIS”) for use at the Annual Meeting of Shareholders to be held on May 23, 2007 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 25, 2007 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-8100.

GENERAL INFORMATION ABOUT THE COMPANY

Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” the “Company” or “FIS” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc., and its subsidiaries; all references to “Certegy” are to Certegy Inc., and its subsidiaries, prior to the Certegy Merger described below; all references to “Former FIS” are to Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries, prior to the Certegy Merger; all references to “old FNF” are to Fidelity National Financial, Inc., a Delaware corporation that owned a majority of our shares through November 9, 2006; and all references to FNF are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), formerly a subsidiary of old FNF.

Our business operations and organizational structure result from the February 1, 2006, business combination of Certegy and Former FIS (the Certegy Merger), pursuant to which Former FIS was merged into a wholly-owned subsidiary of Certegy. Immediately after the Certegy Merger, the stockholders of Former FIS, including its then-majority stockholder old FNF, owned approximately 67.4% of our outstanding common stock. Accordingly, for accounting and financial reporting purposes, the Certegy Merger was treated as a reverse acquisition of Certegy by Former FIS under the purchase method of accounting pursuant to U.S. generally accepted accounting principles. The Certegy Merger was also a tax free merger under section 368(a) of the Internal Revenue Code. Following the Certegy Merger, our name changed from “Certegy Inc.” to “Fidelity National Information Services, Inc.” and our New York Stock Exchange trading symbol from “CEY” to “FIS”. Old FNF (after other transactions in which it distributed all of its assets other than its ownership in FIS) merged with and into FIS (the FNF Merger). Upon completion of the FNF Merger, FIS became an independent publicly traded company, and old FNF ceased to exist. The assets distributed by old FNF prior to the FNF Merger included its ownership in Fidelity National Title Group, Inc., which following the FNF Merger renamed itself Fidelity National Financial, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of FIS common stock as of the close of business on April 16, 2007 are entitled to vote. On that day, 192,548,626 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in FIS’s 401(k) plan and Employee Stock Purchase Plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	by Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Executive Chairman and our President and Chief Executive Officer, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

On what am I voting?

You will be asked to consider two proposals at the annual meeting.

•	Proposal No. 1 asks you to elect four Class II directors to serve until the 2010 annual meeting of shareholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in FIS’s charter and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.

Who will count the votes?

FIS’s proxy solicitor, Morrow & Co., will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the four people receiving the largest number of votes cast at the annual meeting will be elected as directors.

•	For Proposal No. 2, under Georgia law the action is approved if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as election of directors or ratification of auditors. Nominees cannot vote on non-routine matters, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” For purposes of the Georgia law requirement that the number of shares present or represented by proxy and entitled to vote approving proposal No. 2 exceed the number of shares present or represented by proxy and entitled to vote opposing it, broker non-votes will have no effect.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposal No. 2, for purposes of the Georgia law requirement that the number of shares present or represented by proxy and entitled to vote approving proposal No. 2 exceed the number of shares present or represented by proxy and entitled to vote opposing it, abstentions will have no effect.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co. to assist in the solicitation of proxies for an estimated fee of $12,500 plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Continental Stock Transfer & Trust (in writing: 17 Battery Place, 8th Floor, New York, NY 10004; by telephone: (212) 509-4000). If you participate in householding and wish to receive a separate copy of the 2006 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Continental Stock Transfer & Trust as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

Information About the Nominees for Election

The names of the nominees for election as directors of the Company and certain biographical information concerning each of them is set forth below:

			Director
Name	Position with FIS	Age	Since

Lee A. Kennedy	Director, President and Chief Executive Officer Member of the Executive Committee	56	2001
Keith W. Hughes	Director Member of the Audit Committee and Chairman of the Corporate Governance and Nominating Committee	60	2002
James K. Hunt	Director Member of the Corporate Governance and Nominating Committee	55	2006
Richard N. Massey	Director Member of the Executive Committee	51	2006

Lee A. Kennedy.  Lee A. Kennedy has served as a director and Chief Executive Officer of FIS since March 5, 2001. He served as the Chairman of FIS from his appointment to this position in February 2002 until February 2006. Prior to his re-appointment as President in February 2006, Mr. Kennedy served as the President of FIS from March 2001 until May 2004. Prior to that, he served as President, Chief Operating Officer and director of Equifax Inc., a leading provider of consumer credit and other business information, from June 1999 until June 29, 2001. From June 1997 to June 1999, Mr. Kennedy served as Executive Vice President and Group Executive of Equifax. From July 1995 to July 1997 he served as President of Equifax Payment Services, a division of Equifax. Mr. Kennedy currently serves as a director of Equifax.

Keith W. Hughes.  Keith W. Hughes has served as a director of FIS since August 2002. Mr. Hughes is currently a self-employed consultant to domestic and international financial services institutions. From November

2000 to April 2001, he served as Vice Chairman of Citigroup Inc. Mr. Hughes was named to that position in 2000 when Citigroup acquired Associates First Capital Corporation, a leading finance company, where he had served as Chairman and Chief Executive Officer since February 1995. Mr. Hughes joined Associates in 1981 and held several other executive positions during his tenure there, including President from August 1991 to February 1995. Mr. Hughes serves as a director of Texas Industries Inc., a major producer of cement, concrete and structural steel, and Pilgrim’s Pride, the second largest poultry company in the United States.

James K. Hunt.  James K. Hunt has served as a director of FIS since April 2006. Mr. Hunt is the founding Managing Partner of Bison Capital Asset Management, LLC, which is a multi-fund limited private equity partnership, which makes non-control equity investments in middle market growth companies, and has been for more than five years. Prior to founding Bison Capital, Mr. Hunt was the President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments (subsequently, AIG SunAmerica).

Richard N. Massey.  Richard N. Massey has served as a director of FIS since November 2006. Mr. Massey also served as a director of old FNF from January 2006 until the FNF Merger in November 2006. Mr. Massey also became a director of FNF in October 2006. Mr. Massey is currently Executive Vice President and General Counsel of Alltel Corporation and has been since January 2006. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies.

Information About Our Directors Continuing in Office

Term Expiring 2008

			Director
Name	Position with FIS	Age	Since

Marshall Haines	Director Member of the Corporate Governance and Nominating Committee	39	2006
David K. Hunt	Director Chairman of the Audit Committee	61	2001
Cary H. Thompson	Director Member of the Compensation Committee	50	2006

Marshall Haines.  Marshall Haines has served as a director of FIS since February 2006. Since March 2004, Mr. Haines has been a principal of Tarrant Partners, L.P., an affiliate of Texas Pacific Group. Prior to joining Tarrant Partners, Mr. Haines worked with Bain Capital for ten years, specializing in leveraged buyout transactions in a variety of industries.

David K. Hunt.  David K. Hunt has served as a director of FIS since June 2001. Mr. Hunt is a private investor. He previously served as the non-executive Chairman of the Board of OnVantage, Inc. from October 2004 until December 2005. Prior to that, he served as the Chairman and Chief Executive Officer of PlanSoft Corporation, an internet-based business-to-business solutions provider in the meeting and convention industry, a position he held from May 1999 to October 2004. From January 1997 to April 1999, he served as President, Chief Executive Officer, and a director of Global Payment Systems, a transaction processing service provider.

Cary H. Thompson has served as a director of FIS since February 2006 and served as a director of old FNF from 1992 until the FNF Merger in November 2006. Mr. Thompson became a director of FNF in October 2006. Mr. Thompson currently is a Senior Managing Director with Bear Stearns & Co. Inc. and has been since 1999. From 1996 to 1999, Mr. Thompson was a director and Chief Executive Officer of Aames Financial Corporation. Mr. Thompson served as a managing director of Nat West Capital Markets from May 1994 to June 1996. Mr. Thompson also serves on the Board of Directors of SonicWall Corporation.

Term Expiring 2009

			Director
Name	Position with FIS	Age	Since

William P. Foley, II	Director Executive Chairman Chairman of the Executive Committee	62	2006
Robert M. Clements	Director Member of the Audit Committee and the Executive Committee	44	2006
Thomas M. Hagerty	Director Chairman of the Compensation Committee	44	2006
Daniel D. (Ron) Lane	Director Member of the Compensation Committee	72	2006

William P. Foley, II.  William P. Foley, II has served as a director of FIS since February 2006 and is the Executive Chairman of the Board. As of October 2006, Mr. Foley became the Chairman and Chief Executive Officer of FNF and has served as a director of FNF since its formation on May 24, 2005. Mr. Foley was also the Chairman of the Board and Chief Executive Officer of old FNF, and served in both capacities since that company’s formation in 1984. Mr. Foley is a director of Florida Rock Industries, Inc.

Robert M. Clements.  Robert M. Clements was elected to the Board on July 1, 2006. Mr. Clements is the Chairman and CEO of EverBank Financial Corp., the holding company for EverBank. Mr. Clements joined EverBank in 1994 and has served as President and CEO of EverBank Financial Corporation since its formation in 1997. Prior to joining EverBank, Mr. Clements was a Vice President of Merrill Lynch & Co., where he was a member of the firm’s leveraged buyout group. Mr. Clements was previously elected to the Board of Directors of FNF in April 2006, but resigned from the FNF Board of Directors to join the FIS Board.

Thomas M. Hagerty.  Thomas M. Hagerty has served as a director of FIS since February 2006. Mr. Hagerty served as a director of old FNF from January 2005 until the FNF Merger in November 2006. Mr. Hagerty also became a director of FNF in October 2006. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. From July 2000 through April 2001, Mr. Hagerty also served as the Interim Chief Financial Officer of Conseco, Inc. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division. He has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. Prior to joining Thomas H. Lee Partners, L.P., Mr. Hagerty worked in the mergers and acquisitions department of Morgan Stanley & Co., Inc. Mr. Hagerty currently serves as a director of MGIC Investment Corporation.

Daniel D. (Ron) Lane.  Daniel D. (Ron) Lane has served as a director of FIS since February 2006. Mr. Lane served as a director of old FNF from 1989 until the FNF Merger in November 2006. Mr. Lane became a director of FNF in October 2006. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/ Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. He is on the Board of Directors of CKE Restaurants, Inc. Mr. Lane also is an active member of the Board of Trustees of the University of Southern California.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

The bylaws of the Company provide that our Board shall consist of at least five and no more than fifteen directors. Our directors are divided into three classes, each class as nearly equal in number as possible. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified. The current number of directors is eleven.

At this annual meeting, the following persons, each of whom is a current director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2010:

Lee A. Kennedy
Keith W. Hughes
James K. Hunt
Richard N. Massey

The Board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2:  RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The Audit Committee has appointed KPMG LLP to audit the consolidated financial statements of the Company for the 2007 fiscal year. KPMG LLP has continuously acted as independent registered public accounting firm for the Company commencing in March 2006. Prior to that date, Ernst & Young LLP was our independent registered public accounting firm, as discussed below. For services rendered to us during or in connection with our years ended December 31, 2006 and 2005, we were billed the following fees by the respective accounting firm:

	2006	2005
	(KPMG LLP)	(Ernst & Young LLP)

Audit Fees	$3,746,436	$2,571,742
Audit-Related Fees	$773,345	$859,180
Tax Fees	$100,256	$247,790
All Other Fees	$257,283	$—

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work.

Audit Fees.  Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2006 and 2005 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out of pocket expenses incurred.

Audit-Related Fees.  Audit-related fees in 2006 and 2005 consisted principally of fees for SAS 70 audits and audits of employee benefit plans including billings for out of pocket expenses incurred.

Tax Fees.  Tax fees for 2006 and 2005 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees.  All other fees for 2006 consisted principally of fees for identity theft/privacy enablement services and information technology risk assessment services. The Company incurred no similar fees in 2005.

Approval of Accountants’ Services

SEC rules require that, before a company’s independent auditor is engaged to provide any audit or permissible non-audit services, the engagement must be pre-approved by the audit committee or entered into pursuant to pre-approval policies and procedures established by the audit committee. The Company’s Audit Committee has not established a pre-approval policy at this time. Rather, the Audit Committee as a whole reviews and pre-approves all audit and permissible non-audit services to be provided by KPMG LLP.

Changes in and Disagreements with Accountants

As a result of the consummation of the Certegy Merger on February 1, 2006, the stockholders of Former FIS acquired a majority of the outstanding common stock of FIS; consequently, for accounting and financial reporting purposes, the business combination was treated as a reverse acquisition of Certegy by Former FIS. Ernst & Young LLP, or Ernst & Young, was the independent registered public accounting firm for Certegy, while KPMG LLP served as the independent auditors for Former FIS. On March 13, 2006, FIS’s Audit Committee decided to engage KPMG LLP as FIS’s independent registered public accounting firm to examine its consolidated financial statements for the fiscal year ending December 31, 2006, and chose not to continue the engagement of Ernst & Young after the completion of the audit for the fiscal year ended December 31, 2005.

Ernst & Young’s reports on Certegy’s consolidated financial statements for the year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit of the financial statements for the fiscal year ended December 31, 2005 including the subsequent interim period through March 13, 2006, there were no disagreements between FIS and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its report on FIS’s consolidated financial statements for the fiscal year ended December 31, 2005. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during fiscal year 2005 or subsequently through March 13, 2006. During fiscal year 2005 and subsequently through March 13, 2006, FIS did not consult with Ernst & Young with respect to any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K. In addition, there were no disagreements with KPMG LLP, whether resolved or unresolved, on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure that, if not resolved to KPMG LLP’s satisfaction, would have caused by KPMG LLP to make reference to the subject matter of the disagreement in connection with its report for the fiscal year ended December 31, 2006. For more information concerning KPMG LLP’s engagement by the Company, see the section of this proxy statement entitled “Report of the Audit Committee.”

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock;

	Number of Shares	Percent of
Name	Beneficially Owned	Class

Thomas H. Lee Advisors, LLC(1)	11,790,998	6.13%
TPG Advisors III, Inc.(2)	11,790,997	6.13%

(1)	As reported in a joint Schedule 13G filed with the SEC on February 16, 2007, THL Equity Advisors V, LLC, a Massachusetts limited liability company (“Advisors V”) and Thomas H. Lee Advisors, LLC, a Delaware limited liability company (“Advisors”) have shared voting and dispositive power over 11,790,998 shares of Company common stock. The address of Advisors and Advisors V is c/o Thomas H. Lee Partners, 100 Federal Street, Boston, Massachusetts 02110.

(2)	As reported in a joint Schedule 13D/A filed with the SEC on November 17, 2006, on behalf of TPG Advisors III, Inc., a Delaware corporation (“Advisors III”), and TPG Advisors IV, Inc., a Delaware corporation (“Advisors IV”) (collectively, the “Reporting Persons”), Advisors III is the beneficial owner of 11,790,997 shares and has sole voting and dispositive power as to 929,559 of such shares. Advisors IV has shared voting and dispositive power over, and beneficially owns, 10,861,438 of such shares. The address of each of the Reporting Persons is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each of our directors and nominees for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our executive officers and directors as a group.

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following table is based on 192,460,824 shares of FIS common stock outstanding as of March 31, 2007. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose.

	Number of		Number		Percent
Name	Shares Owned(1)		of Options(2)	Total	of Total

Brent B. Bickett	71,710		326,848	398,558	*
Jeffrey S. Carbiener	65,773		232,542	298,315	*
Robert M. Clements	0		0	0	*
William P. Foley, II	2,995,392	(3)	2,660,819	5,656,211	2.90%
Thomas M. Hagerty	4,031		4,180	8,211	*
Marshall Haines	0		0	0	*
Keith W. Hughes	5,177		10,942	16,119	*
David K. Hunt	5,674		10,942	16,616	*
James K. Hunt	0		0	0	*
Lee A. Kennedy	262,827		1,169,222	1,432,049	*
Daniel D. (Ron) Lane	74,362		63,509	137,871	*
Richard N. Massey	8,169		0	8,169	*
Alan L. Stinson	110,322		426,848	537,170	*
Cary H. Thompson	4,325		66,152	70,477	*
All Directors and Officers (24 persons)	3,708,479		5,434,762	9,143,241	4.62%

*	Represents less than 1% of our common stock.

(1)	Includes unvested restricted shares in the following amounts: Mr. Bickett — 4,177 shares; Mr. Carbiener — 5,500 shares; Mr. Foley — 29,409 shares; Mr. Kennedy — 6,600 shares; Mr. Lane — 1,182 shares; Mr. Stinson — 8,276 shares; and Mr. Thompson — 1,182 shares.

(2)	Represents shares subject to stock options that are exercisable on March 31, 2007 or become exercisable within 60 days of March 31, 2007.

(3)	Included in this amount are 1,316,404 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 311,222 shares held by Foley Family Charitable Foundation. Additionally, 250,000 shares included in this amount are pledged in connection with a collateral account held by Mr. Foley at Wachovia Bank, N.A.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director, except that Messrs. Francis R. and Michael A. Sanchez are brothers.

Name	Position with FIS	Age

William P. Foley, II	Executive Chairman	62
Lee A. Kennedy	President and Chief Executive Officer	56
Brent B. Bickett	Executive Vice President, Strategic Planning	42
Jeffrey S. Carbiener	Executive Vice President and Chief Financial Officer	44
Francis K. Chan	Senior Vice President, Chief Accounting Officer	37
Ronald G. Cook	Senior Vice President and General Counsel	43
Kelly D. Feese	Senior Vice President, Human Resources	48
Michael L. Gravelle	Executive Vice President, Legal	45
Gary A. Norcross	Executive Vice President, Integrated Financial Solutions	41
Frederick C. Parvey	Executive Vice President, Chief Information Officer	55
Francis R. Sanchez	Executive Vice President, Enterprise Solutions	50
Michael A. Sanchez	Executive Vice President, International	49
Daniel T. Scheuble	Executive Vice President, Mortgage Processing Services	48
Alan L. Stinson	Executive Vice President, Finance	61
Eric Swenson	Executive Vice President, Mortgage Information Services	47

Brent B. Bickett has served as an Executive Vice President, Strategic Planning of FIS since February 2006. Mr. Bickett joined old FNF in January 1999 and currently holds the position of President of FNF and he has served in that position since October 2006. Mr. Bickett formerly held the position of Executive Vice President, Corporate Finance of old FNF, and was responsible for mergers and acquisitions and business development efforts. Prior to joining old FNF, Mr. Bickett was a member of the Investment Banking Division of Bear, Stearns and Co. Inc. from August 1990 until January 1999, serving since 1997 as a Managing Director of that firm’s real estate, gaming, lodging and leisure group.

Jeffrey S. Carbiener has served as Executive Vice President and Chief Financial Officer of FIS since February 2006, and served as the Executive Vice President and Group Executive, Check Services, from June 2001 until February 2006. Mr. Carbiener previously served as Senior Vice President, Equifax Check Solutions, a unit of Equifax Inc., from February 1998 until June 2001. Prior to that, he held various other positions with Equifax business units since 1991.

Francis K. Chan has served as Senior Vice President, Chief Accounting Officer and Controller since December 2005 and manages the accounting and financial reporting functions. Additionally, Mr. Chan is responsible for the Company’s Sarbanes-Oxley 404 compliance. From July 1995 through December 2005, Mr. Chan served as Vice President and Controller of old FNF. Prior to that, Mr. Chan was employed by KPMG LLP.

Ronald D. Cook has served as Senior Vice President and General Counsel since May 2006, and served as the Company’s Senior Vice President and Associate General Counsel from September 2002 through February 2006. Prior to that, Mr. Cook founded and managed a private law firm in Tampa, Florida from August 1998 through September 2003. He was Assistant Vice President and Associate Group Counsel for Equifax Inc. from May 1993 until August 1998.

Kelly D. Feese has served as Senior Vice President and Director of Human Resources since February 2006. In that capacity, she is responsible for overseeing all personnel and employee benefit programs for the Company, as well as employment-related legal matters. Prior to joining FIS, Ms. Feese served as Senior Vice President and Director of Human Resources for old FNF since 2003. Ms. Feese began her career with FNF in 1990 as a member of the legal department and was subsequently promoted to Senior Vice President, Employment Counsel for old FNF in 2002.

Michael L. Gravelle has served as Executive Vice President, Legal of FIS since June 2006 and served as Senior Vice President and General Counsel of FIS from February 2006 until May 2006. Prior to that, since 2003, he served as Senior Vice President of old FNF and as Senior Vice President, General Counsel and Secretary of Former FIS. Mr. Gravelle joined Former FIS from Alltel Information Services, Inc., which he joined in 1993 and where he served as Senior Vice President, General Counsel and Secretary since 2000.

Gary A. Norcross has served as Executive Vice President, Integrated Financial Solutions of FIS since February 2006. Prior to that, he held the position of President of Integrated Financial Solutions of Former FIS since June 1996. He served Former FIS in various capacities since May 1988.

Frederick C. Parvey has served as Executive Vice President and Chief Information Officer since May 2006. Prior to his appointment as CIO, Mr. Parvey served as Senior Vice President, Director of Real Estate and Construction from April 2003. Mr. Parvey joined Former FIS from Alltel Information Services, where he served as Senior Vice President, U.S. Operations from January 2002 until April 2003 and as Senior Vice President, Technology Services, Residential Lending Solutions from May 1997 to January 2002.

Francis R. Sanchez has served as Executive Vice President, Enterprise Banking Solutions of FIS since February 2006. Prior to that, since April 2004, he served as an Executive Vice President of Former FIS and President of the Leveraged Product Development division. Prior to joining Former FIS, Mr. Sanchez served in many positions at Sanchez Computer Associates, Inc. since 1980, including as Chief Executive Officer. Sanchez Computer Associates, Inc., a Nasdaq listed international bank technology company that specialized in real-time banking systems for the global market, enterprise customer integration systems and complete internet banking outsourcing, was acquired by Former FIS in April 2004.

Michael A. Sanchez has served as Executive Vice President, International of FIS, and is responsible for FIS business globally outside of North America. Prior to that, he was in charge of international business for Former FIS. Prior to joining Former FIS in April 2004, he was the founder and Chairman of Sanchez Computer Associates, Inc., having served with that company since its inception in 1980.

Daniel T. Scheuble has served as Executive Vice President, Mortgage Processing Services of FIS since April 2006. Mr. Scheuble joined Former FIS in 2003 as Chief Information Officer of the Mortgage Servicing Division. Before joining Former FIS, Mr. Scheuble was Chief Information Officer at GMAC Residential and prior to that, he was the Executive Vice President and Chief Information Officer of Loan Operations for HomeSide Lending.

Alan L. Stinson has served as an Executive Vice President, Finance of FIS since February 2006. Mr. Stinson joined old FNF in October 1998 as Executive Vice President of Financial Operations, and in June 1999 was appointed Chief Financial Officer of old FNF. Mr. Stinson is the Co-Chief Operating Officer of FNF and he has served in that position since October 2006. Prior to his employment with old FNF, Mr. Stinson was Executive Vice President and Chief Financial Officer of Alamo Title Holding Company from 1994 to 1998. He was employed by Deloitte & Touche, LLP from 1980 to 1994.

Eric Swenson has served as Executive Vice President, Lender Processing Services of FIS since April 2006. Prior to that time, Mr. Swenson was an Executive Vice President of old FNF and served as the President of the Lender Outsourcing Division of Former FIS from January 2004 until April 2006. From August 2001 through December 2003, Mr. Swenson held several positions with Fidelity National Information Solutions, Inc., which was a majority-owned subsidiary of old FNF, including Executive Vice President, Chief Operating Officer and President. Prior to August 2001, Mr. Swenson was an Executive Vice President and Regional Manager with old FNF.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE
AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

In this compensation discussion and analysis, we provide an overview of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Executive Chairman and our Chief Executive Officer, as well as our other named executive officers.

We also provide information regarding compensation decisions made by our former parent company, old FNF, which relate to compensation paid to our named executive officers. Certain executives, including Messrs. Foley, Stinson, and Bickett, provided services during 2006 to both old FNF and FNF, in addition to us. The compensation committee of old FNF set the total compensation to be paid to these “shared executives” for such services, and allocated a portion of the total compensation to us based on the proportion of each executive’s time expected to be spent providing services to us. Our compensation committee reviewed and approved the allocation. Amounts that we report in this proxy statement reflect only compensation allocated to and paid by us.

Although we underwent significant organizational changes in 2006, including the consummation of the Certegy Merger in February 2006 and the FNF Merger in November 2006, our compensation objectives, as summarized below, remain consistent.

Objectives of our Compensation Program

We have a history of delivering strong results for our shareholders, and we believe our practice of linking compensation with corporate performance has contributed significantly to our track record. Since the Certegy Merger (February 1, 2006) through the end of our first quarter 2007 (March 31, 2007), we have delivered a shareholder return of 15.8%. Our current market capitalization is approximately $9.2 billion, which reflects an increase of approximately $1.7 billion since the Certegy Merger.

Our compensation programs are designed to attract and motivate high performing executive talent with the objective of delivering long-term stockholder value. We believe that the most effective way of accomplishing this objective is by linking the compensation of our named executive officers to our specific annual and long-term strategic goals and thereby aligning the interests of the executives with those of our stockholders. To this end, a significant portion of each named executive officer’s total annual compensation is linked to company-wide performance goals with specific, measurable results. Executives will generally be rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning their interests with those of our stockholders and strongly motivates executives to build long-term stockholder value. Our stock-based compensation programs assist in creating this link. Finally, we desire to provide our executives with total compensation that is competitive relative to the compensation paid to similarly situated executives of our peer companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term stockholder value.

Role of Compensation Committee and Executive Officers in Determining Executive Compensation

Our compensation committee has the responsibility to approve and monitor all compensation for our named executive officers. Our Executive Chairman and our Chief Executive Officer also play an important role in determining executive compensation levels, by making recommendations to the compensation committee regarding salary adjustments and incentive awards for their direct reports. These recommendations are based on a review of an executive’s performance and job responsibilities. The compensation committee may exercise its discretion in modifying any recommended salary adjustments or incentive awards for our executives. The Executive Chairman and the Chief Executive Officer do not make recommendations to the compensation committee with respect to their own compensation.

With respect to 2006 compensation levels for our shared executives, Messrs. Foley, Stinson and Bickett, our compensation committee reviewed and approved the compensation levels allocated to us by old FNF. Prior to the FNF Merger, our compensation committee met again and re-approved the 2006 compensation levels for these executives. The objectives of old FNF’s compensation programs and the role of its compensation committee and executive officers in setting compensation were essentially the same as for our company.

Messrs. Kennedy and Carbiener served as executive officers of Certegy prior to the Certegy Merger and now only provide services to us. In connection with the consummation of the Certegy Merger, we entered into employment agreements with Messrs. Kennedy and Carbiener, replacing their change in control agreements. These employment agreements establish, among other things, minimum annual salaries and annual cash incentive targets. They also provide for the payment of a cash bonus upon closing of the Certegy Merger in consideration for foregoing certain change in control payments and other matters, all as described below. These agreements were approved by our board of directors in connection with the approval of the Certegy Merger in September 2005. Our compensation committee reviewed and approved the 2006 compensation levels set forth in their employment agreements.

Establishing Executive Compensation Levels

We believe total compensation must be set at market competitive levels to attract highly qualified talent, motivate our employees to perform at their highest levels, reward outstanding achievement, and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value.

We generally set total compensation for our executives near the 50th percentile, or market median, of our peer comparables. We consider an executive to be competitively paid if the executive’s total compensation is within 85% to 115% of the market median. However, when necessary to attract or retain exceptional talent, we may target compensation above the median.

In furtherance of the objectives of our compensation program, our compensation committee, together with the compensation committee of old FNF, engaged Strategic Apex Group, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers, as well as for other key executives. Strategic Apex Group provided the committees with relevant market data and alternatives to consider when making compensation decisions for the named executive officers.

Strategic Apex Group relied on nationally recognized executive compensation surveys as the primary source of market research presented to the compensation committees with respect to our named executive officers.

With respect to the total compensation levels for our shared executives, Messrs. Foley, Stinson, and Bickett, Strategic Apex Group provided the compensation committee of old FNF with a marketplace analysis based on industry specific surveys, as well as a survey based on certain old FNF peer companies. Strategic Apex Group also provided the compensation committee of old FNF with an estimate of the total compensation to be allocated to us for the services of the shared executives based upon an estimate of the time the executives would spend providing services to us. The allocation was approved by the compensation committee of old FNF, and subsequently approved by our compensation committee.

With respect to the total compensation levels for Messrs. Kennedy and Carbiener, Strategic Apex Group provided our compensation committee with a marketplace analysis based on a general industry survey consisting of about 340 companies, excluding financial services companies, and a financial services survey consisting of about 150 financial services companies. Strategic Apex Group also reviewed and compared each element of the total compensation of Messrs. Kennedy and Carbiener, as well as other key executives, against the compensation of senior management at two of our competitors, Fiserv, Inc. and First Data Corporation.

The compensation information provided by Strategic Apex Group, including salary surveys and peer comparables, provided a basis for the evaluation of total executive compensation paid to our named executive officers.

The compensation committee also considered other important factors, including our financial performance and the individual performance, experience, and responsibilities of our executives, including the impact the executives are expected to have on our future success. The committee also considered the importance of motivating, rewarding and retaining top-caliber executive talent, as well as the roles our executives played in the successful consummation of the Certegy Merger and the FNF Merger.

The approach to benchmarking compensation in the marketplace described above is annually reviewed and updated by our compensation committee. Due to the significant organizational changes we experienced in 2006, the compensation committee has modified the list of peer companies it expects to consider for 2007.

Allocation of Total Compensation for 2006

We compensate our executives through a mix of base salary, annual cash incentive and long-term equity-based incentive. The compensation committee generally allocates the amount of compensation under each component based on its determination as to the appropriate ratio of performance-based compensation to other forms of regularly-paid compensation. In making this determination, the compensation committee considers the level of responsibility, the individual skills, experience and, contribution of each executive officer, and the ability of each executive to impact company-wide performance and create long-term stockholder value. The compensation committee also seeks to provide each executive officer with a level of assured cash compensation commensurate with the executive’s professional status in the form of base salary, although our main emphasis is on at-risk, performance-based pay.

The majority of our named executive officer’s 2006 target compensation was allocated to performance-based incentives, including annual cash incentives, long-term equity awards and, with respect to Messrs. Kennedy and Carbiener, a special bonus in consideration of the cancellation of their change in control agreements in connection with the closing of the Certegy Merger.

The compensation committee believes performance-based incentive compensation comprising 80% to 85% of total target compensation is appropriate. The compensation committee also believes a significant portion of annual performance-based compensation should be allocated to equity-based compensation in order to effectively align the interests of the executives with our stockholders. For 2006, a majority of our named executive officers’ total compensation was provided in the form of nonqualified stock options.

2006 Executive Compensation Components

For 2006, the principal components of compensation for our named executive officers consisted of:

•	base salary,

•	performance-based annual cash incentive,

•	for Messrs. Kennedy and Carbiener, certain contractual bonuses in connection with the Certegy Merger, and

•	long-term equity-based incentive awards.

We also provided our executives with certain retirement and employee benefit plans as well as limited perquisites, although these items are not significant components of our compensation programs.

Below is a summary of each element of our 2006 compensation programs.

Base Salary

We seek to provide each of our named executive officers with a level of assured cash compensation for services rendered during the year sufficient, together with performance-based incentive awards, to motivate the executive to consistently perform at a high level. However, base salary is a relatively small component of our total compensation package, as our emphasis is on performance-based, at-risk pay. The compensation committee typically reviews salary levels at least annually as part of our performance review process, as well as in the event of promotions or other changes in executive officers’ positions with the company.

Annual Performance-Based Cash Incentive

Our practice is to award annual cash incentives based upon the achievement of specific performance goals. At our 2006 annual meeting, our stockholders approved our Annual Incentive Plan, or annual incentive plan, which was designed to allow cash incentive awards paid thereunder to qualify as deductible performance-based compensation within the meaning of section 162(m) of the Internal Revenue Code. The annual incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. We use the annual incentive plan to provide a substantial portion of the executives’ total compensation in the form of at-risk pay.

Annual incentive targets are established by our compensation committee for each named executive officer as a percentage of the individual’s base salary. Actual payout, however, can range from zero to two times (three times for Mr. Foley) the target incentive opportunity, depending on achievement of the pre-established goals. No annual incentive payments are made to an executive officer, however, if the pre-established, minimum performance threshold is not met. The ranges of possible payments under the annual incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

During the first quarter of 2006, our compensation committee established performance goals relating to the incentive targets described above and set a threshold performance level that needed to be achieved before any awards could be paid. These performance goals were specific, table driven measures, and the compensation committee did not retain discretion to increase the amount of the incentive awards.

Annual incentive awards for 2006 for the named executive officers were based on meeting weighted objectives for organic revenue growth (2006 target of 5% growth) and earnings before interest, taxes, depreciation, and amortization, or EBITDA (2006 target of 10% growth), two key measures in evaluating the performance of our business. For 2006, our actual financial results relating to the performance goals exceeded the target levels (our 2006 organic revenue growth was 8.8%, and 2006 EBITDA growth was 10.6%). Consequently, the incentive awards earned by our named executive officers for 2006 exceeded their target levels. The annual incentive amounts earned under the annual incentive plan were approved by the compensation committee and are reported in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

Certain Contractual Bonuses in Connection with the Certegy Merger

Messrs. Kennedy and Carbiener received bonuses in connection with the Certegy Merger on February 1, 2006. These bonuses are required by the employment agreements with Messrs. Kennedy and Carbiener, which replaced their change in control agreements. A description of the employment agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section. As consideration for the cancellation of the change in control agreements, their agreement to remain employed by us following the Certegy Merger, and their agreement to abide by certain restrictive covenants contained in the employment agreements, Mr. Kennedy was paid $6,250,000 and Mr. Carbiener was paid $500,000, in each case, upon the completion of the Certegy Merger. The bonus amounts paid to the executives are listed in the Bonus column in the Summary Compensation Table.

Long-Term Equity Incentive Awards

We use our stockholder approved amended and restated Stock Incentive Plan, or stock plan, for long-term incentive awards. We have historically used nonqualified stock options as our primary form of equity compensation, although the plan is an omnibus plan that authorizes us to grant stock appreciation rights, restricted stock and restricted stock units. We believe stock options assist in our goal of creating long term stockholder value by linking the interests of our named executive officers, who are in positions to directly influence stockholder value, with the interests of our stockholders. A description of our stock plan, as well as certain equity plans we assumed in connection with the Certegy Merger and the FNF Merger, can be found under the heading “Stock Incentive Plans” following the Grants of Plan-Based Awards table.

Our general practice is to make awards during the fourth quarter of each year at a meeting of the compensation committee held following the release of third quarter earnings. We also may grant awards in connection with significant new hires or promotions. However, due to the significant organizational changes we underwent in 2006, grants made in 2006 were awarded to correspond with the closing of the Certegy Merger and the FNF Merger, as explained below.

In 2006, the compensation committee approved grants of nonqualified stock options to each of our named executive officers pursuant to our stock plan. Messrs. Kennedy and Carbiener were awarded an option to purchase 750,000 and 350,000 shares, respectively, pursuant to the terms of their employment agreements. Mr. Foley was awarded an option to purchase 830,000 shares, and Messrs. Stinson and Bickett were each awarded an option to purchase 230,000 shares, in connection with the closing of the FNF Merger. Stock option award levels for Messrs. Kennedy and Carbiener were agreed to in connection with the negotiation of their employment agreements and are set forth in the their employment agreements. Stock option award levels for Messrs. Foley, Stinson, and Bickett were determined based on an analysis of peer comparables data provided to the compensation committee by Strategic Apex Group. In each case, the stock options were awarded with an exercise price equal to the fair market value of a share on the date of grant, vest proportionately each year over three years based on continued employment with us (except for the option grant to Mr. Carbiener, which vests over four years), and have a seven year term. Prior to exercise of the stock options, the named executive officers do not have voting or dividend rights with respect to the shares underlying the options.

Further details of the stock option grants made in 2006 to our named executive officers are provided in the Grant of Plan-Based Awards table and related footnotes.

In addition, we assumed certain outstanding stock options and shares of restricted stock in connection with the Certegy Merger and the FNF Merger. The awards were converted into options to purchase shares of our stock and shares of our restricted stock, with equitable adjustments to preserve their intrinsic value. These assumed awards remain subject to the terms and conditions of the plans under which they were awarded.

Further details of the assumed equity awards held by our named executive officers are provided in the Outstanding Equity Awards at Fiscal Year End table and related footnotes.

Finally, upon the consummation of the Certegy Merger on February 1, 2006, all options to purchase Certegy stock and all shares of restricted stock and restricted stock units outstanding immediately prior to the Certegy Merger vested in full, including certain outstanding awards held by Messrs. Kennedy and Carbiener. In addition, upon the consummation of the Certegy Merger, all options to purchase Former FIS stock with performance-based vesting conditions vested in full, including certain outstanding options held by Messrs. Foley, Stinson and Bickett.

Retirement and Employee Benefit Plans

Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees, with the exception of Messrs. Kennedy and Carbiener who also participate in the frozen Fidelity National Information Services, Inc. Pension Plan, or pension plan, and the Special Supplemental Executive Retirement Plan, or special plan. In addition, Mr. Kennedy participates in our Supplemental Executive Retirement Plan, or SERP. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan, or ESPP. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees.

Pension Plan

Executive pensions are not a significant component of our compensation programs. However, in connection with the Certegy Merger, we acquired the pension plan. Shortly thereafter, we froze the pension plan, effective May 31, 2006, and do not offer pensions to new employees. No pension benefits will accrue after the freeze date. Of the named executive officers, only Messrs. Kennedy and Carbiener participate in the pension plan. We discuss material terms of the pension plan in the narrative following the Pension Benefits table.

Supplemental Executive Retirement Plan

The SERP was adopted by Certegy for certain of its executive officers, including Mr. Kennedy, and became effective on November 5, 2003. We assumed sponsorship of the SERP in the Certegy Merger. The SERP is a nonqualified defined benefit pension plan that is intended to provide retirement benefits that supplement the retirement benefits provided under the pension plan. Mr. Kennedy is the only named executive officer who participates in the SERP. Material terms of the SERP are described in the narrative following the Pension Benefits table.

Executive Life and Supplemental Retirement Benefit Plan and Special Supplemental Executive Retirement Plan

We also maintain the Executive Life and Supplemental Retirement Benefit Plan, which we refer to as the split dollar plan, and the Special Supplemental Executive Retirement Plan, which we refer to as the special plan. The split dollar plan was established by Certegy in connection with the spin-off of Certegy from Equifax Inc. The purpose of the plan was to reward executives for their service to Certegy and to provide an incentive for future service and loyalty. The plan provides benefits through life insurance policies on the lives of participants. To address changes in applicable law resulting from the Sarbanes-Oxley Act of 2002, the split dollar plan was amended in 2003 to eliminate certain executive officers’ deferred cash accumulation benefits under the split dollar plan. As a result of the amendment, Messrs. Kennedy and Carbiener retained death benefits under the split dollar plan, but no longer have deferred cash accumulation benefits under the split dollar plan. To replace the lost cash accumulation benefits, Certegy adopted the special plan. The special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit opportunity that would have been available had they been able to continue participation in the split dollar plan. Information regarding Messrs. Kennedy’s and Carbiener’s benefits under the special plan, as well as material terms of the special plan, can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $15,000 in 2006). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Matching contributions are initially invested in shares of our common stock, although a participant may subsequently direct the trustee to invest those funds in any other investment option available under the plan.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over a period of three years.

Deferred Compensation Plans

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan. None of the named executive officers currently have account balances under the deferred compensation plan. Mr. Carbiener participated in Certegy’s deferred compensation plan. In connection with the Certegy Merger, Certegy’s deferred compensation plan was terminated and Mr. Carbiener’s account balance was distributed. This distribution is reflected in the Nonqualified Deferred Compensation table.

Employee Stock Purchase Plan

We also sponsor an ESPP which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For certain officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. Our stockholders approved the ESPP at our 2006 annual meeting.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and related footnote.

Perquisites and Other Benefits

We provide few perquisites to our executives. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2006, certain executive officers received the following perquisites: assistance with financial planning, personal use of corporate aircraft and club memberships. The compensation committee regularly reviews the perquisites granted to our executive officers and believes they are reasonable and within market practice. Further detail regarding executive perquisites in 2006 can be found in the Summary Compensation Table under the column All Other Compensation and related footnote.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. A description of the material terms of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Share Ownership Guidelines

We established formal stock ownership guidelines on March 14, 2006 for all corporate officers, including the named executive officers, and members of our board, to encourage such individuals to own a multiple of their base salary (or annual retainer) in our common stock. The guidelines call for the executive to reach the ownership multiple within five (5) years. Unvested shares of restricted stock count towards meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value

Chairman and CEO	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

Each of our named executive officers and each of our non-employee directors, except Robert M. Clements, Marshall Haines and James K. Hunt, met the stock ownership guidelines as of December 31, 2006. The compensation committee may consider the guidelines and the executive’s satisfaction of such guidelines in determining executive compensation.

Tax and Accounting Considerations

The compensation committee considers the impact of tax and/or accounting treatment in determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our Chief Executive Officer and each of our other four most highly-paid executive officers. There is, however, an exception to this limit for certain performance-based compensation. Compensation paid under our annual incentive plan and our stock plan is generally deductible as performance-based compensation. However, in certain situations, the compensation committee may approve compensation that will not meet these requirements.

Beginning on January 1, 2003, we elected to account for stock-based payments, including stock option grants, in accordance with the Statement of Financial Accounting Standards No. 123. Effective January 1, 2006, we began accounting for stock-based payments in accordance with Statement of Financial Accounting Standards No. 123 (revised), which we refer to as FAS 123(R).

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Thomas M. Hagerty, Chairman
Cary H. Thompson
Daniel D. (Ron) Lane

Executive Compensation

The following table contains compensation information for our named executive officers as defined in Item 402(a)(3) of Regulation S-K as promulgated by the SEC. The information in this table includes compensation earned by the individuals for services with FIS or with old FNF while FIS was still an operating segment of old FNF. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary Compensation Table

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred
Name and				Stock	Option	Compensation	Compensation	All Other
Principal	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

William P. Foley II Executive Chairman	2006	417,535	—	152,598	13,007,899	2,407,821	—	161,774	16,147,627
Lee A. Kennedy President and Chief Executive Officer	2006	692,308	6,250,000	—	3,462,110	1,500,000	875,451	48,356	12,828,225
Jeffery S. Carbiener Executive Vice President and Chief Financial Officer	2006	359,627	500,000	—	1,111,763	600,000	61,595	329,100	2,962,085
Alan L. Stinson Executive Vice President, Finance	2006	241,520	—	21,364	1,925,058	598,587	—	1,765	2,788,294
Brent B. Bickett Executive Vice President, Strategic Planning	2006	241,520	—	21,364	1,925,058	598,587	—	18,514	2,805,043

(1)	The salaries of Messrs. Foley, Stinson, and Bickett represent amounts recorded as expense relating to services provided to us for 2006 and exclude amounts recorded as expense in the consolidated financial statements of old FNF for services provided to FNF and old FNF . Mr. Foley’s annual base salary relating to the Company after the FNF Merger was $500,000 per year. Mr. Stinson’s and Mr. Bickett’s base salaries relating to the Company after the FNF Merger were each $300,000 per year. Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan or deferred compensation plans.

(2)	Represents contractual bonuses paid in connection with the Certegy Merger.

(3)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for the fiscal year ended December 31, 2006, of restricted stock awards granted by old FNF in 2003 and assumed by us in the FNF Merger.

(4)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for the fiscal year ended December 31, 2006, of stock option awards granted in and prior to 2006. These awards consisted of options granted by us and options granted to acquire shares of old FNF under old FNF plans that we assumed in the FNF Merger. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007. For Messrs. Foley, Stinson and Bickett, $8.9 million, $1.2 million and $1.2 million, respectively, was recorded relating to FIS’s performance based stock option awards for which the vesting criteria was met during 2006 after the Certegy Merger.

(5)	Represents amounts earned under our annual incentive plan in 2006 and paid in 2007.

(6)	Represents the change in pension value for Mr. Kennedy under the pension plan and SERP and for Mr. Carbiener under the pension plan.

(7)	Amounts shown for Mr. Foley include: (i) life insurance premiums of $297; (ii) personal use of a company airplane of $46,691; (iii) country club dues of $84,132; and (iv) accounting services provided of $27,654. Amounts shown for Mr. Kennedy include: (i) contributions to our 401(k) plan of $4,100; (ii) a relocation bonus of $10,030; (iii) personal use of a company airplane of $7,282; and (iv) country club dues of $26,944. Amounts shown for Mr. Carbiener include: (i) Company contributions to our 401(k) plan of $4,100 and (ii) a relocation bonus of $325,000. Amounts shown for Mr. Stinson include: (i) life insurance premiums of $104; and (ii) country club dues of $1,661. Amounts shown for Mr. Bickett include: (i) life insurance premiums of $45; (ii) personal use of a company airplane of $13,369; and (iii) country club dues of $5,100.

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2006. It does not include awards that were assumed in the FNF Merger:

Grants of Plan-Based Awards

					(d)
					All other
		Estimated Possible Payouts			Option Awards:		Grant Date
		Under Non-Equity Incentive			Number of	Exercise or	Fair Value of
		Plan Awards(1)			Securities	Base Price of	Stock and
		(a)	(b)	(c)	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Options	Awards	Award
Name	Date	($)	($)	($)	(#)(2)	($/Sh)	($)

William P. Foley II	11/9/2006	—	—	—	830,000	41.35	13,446,000
	N/A	523,611	1,047,222	3,141,666	—	—	—
Lee A. Kennedy	2/1/2006	—	—	—	750,000	39.48	11,385,000
	N/A	562,500	1,125,000	2,250,000	—	—	—
Jeffrey S. Carbiener	2/1/2006	—	—	—	350,000	39.48	5,313,000
	N/A	150,000	300,000	600,000	—	—	—
Alan L. Stinson	11/9/2006	—	—	—	230,000	41.35	3,726,000
	N/A	181,432	362,863	725,726	—	—	—
Brent B. Bickett	11/9/2006	—	—	—	230,000	41.35	3,726,000
	N/A	181,432	362,863	725,726	—	—	—

(1)	The amounts shown in column (a) reflect the minimum payment level under our annual incentive plan which is 50% of the target amount shown in column (b). The amount shown in column (c) for everyone except Mr. Foley is 200% of such target amount. For Mr. Foley, the amount in column (c) is 300% of the target amount. These amounts are based on the individual’s 2006 salary.

(2)	The amounts shown in column (d) reflect the number of stock options granted to each named executive officer under our stock plan. The fair value per option is $15.18 per option granted on February 1, 2006 for Messrs. Kennedy and Carbiener and $16.20 per option granted on November 9, 2006 for Messrs. Foley, Stinson and Bickett.

Employment Agreements

We have entered into employment agreements with a limited number of our senior executives, including our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section.

William P. Foley, II

We entered into a three-year employment agreement with Mr. Foley, effective October 24, 2006, to serve as our Executive Chairman, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Foley’s minimum annual base salary is $500,000, with an annual cash bonus target equal to 250% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Foley is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Foley and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Foley is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Foley’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Lee A. Kennedy

We entered into a four year employment agreement with Mr. Kennedy, effective as of the consummation of the Certegy Merger on February 1, 2006, to serve as our Chief Executive Officer. Under the terms of the agreement, Mr. Kennedy’s minimum annual base salary is $750,000, with an annual cash bonus target equal to 200% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Kennedy is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Kennedy and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Kennedy is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships. Pursuant to the agreement, Mr. Kennedy was granted stock options to purchase 750,000 shares of our common stock as of the effective date of the consummation of the Certegy Merger, vesting in three annual installments beginning on the first anniversary of the effective date.

Mr. Kennedy’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Jeffrey S. Carbiener

We entered into a three year employment agreement with Mr. Carbiener, effective as of the consummation of the Certegy Merger on February 1, 2006, to serve in an executive and managerial capacity. Mr. Carbiener presently serves as our Executive Vice President and Chief Financial Officer. Under the terms of the agreement, Mr. Carbiener’s minimum annual base salary is $400,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Mr. Carbiener is entitled to our standard benefits available to our other executives. Pursuant to the agreement, Mr. Carbiener was granted stock options to purchase 350,000 shares of our common stock as of the effective date of the consummation of the Certegy Merger, vesting in four annual installments beginning on the first anniversary of the effective date.

Mr. Carbiener’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Alan L. Stinson

We entered into a three-year employment agreement with Mr. Stinson, effective October 24, 2006, to serve as our Executive Vice President, Finance, with a provision for automatic annual extensions. Under the terms of the agreement, Mr. Stinson’s minimum annual base salary is $300,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Stinson is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Stinson and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Stinson is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Stinson’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Brent B. Bickett

We entered into a three-year employment agreement with Mr. Bickett, effective October 24, 2006, to serve as our Executive Vice President, Strategic Planning, with a provision for automatic annual extensions. Under the terms of the agreement, Mr. Bickett’s minimum annual base salary is $300,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Bickett is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Bickett and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Bickett is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Bickett’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Stock Incentive Plans

We use our stockholder approved amended and restated Stock Incentive Plan, or stock plan, for long-term incentive compensation of our executive officers. The stock plan is administered by our compensation committee and permits the granting of stock options, including incentive and nonqualified stock options, restricted stock, and restricted stock units. The awards may be subject to time-based and/or performance-based vesting, and if specified in the award agreement, may become fully vested if we experience a change in control. Further details are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Our compensation committee is authorized to make awards under the stock plan to our and our subsidiary’s officers, key employees and other service providers, as well as our non-employee directors. The stock plan was most recently submitted for stockholder approval at our 2006 annual meeting, at which time stockholders approved an increase in the number of shares of common stock reserved for issuance under the plan by 4,000,000 shares.

We also maintain a long-term incentive plan that we assumed in connection with the Certegy Merger, the Former FIS 2005 Stock Incentive Plan, or Former FIS plan. Certain of our named executive officers continue to hold outstanding stock options under the Former FIS plan, which options we assumed in connection with the Certegy Merger and converted into options to purchase our stock. Although the outstanding awards remain subject to the terms of the Former FIS plan, no further awards may be granted under this plan.

In addition, we maintain several long-term incentive plans that we assumed in connection with the FNF Merger, including the FNF 2004 Omnibus Incentive Plan and the amended and restated FNF 2001 Stock Incentive Plan, collectively the assumed FNF stock plans. Prior to the FNF Merger, the compensation committee of old FNF granted awards of stock options and restricted stock to certain officers and non-employee directors of old FNF pursuant to the terms of these plans. Certain of our named executive officers continue to hold outstanding awards under the assumed FNF stock plans, which awards we assumed in connection with the FNF Merger and converted into options to purchase our stock and shares of our restricted stock, as the case may be. Although the outstanding awards remain subject to the terms of the assumed FNF stock plans, the plans have been frozen with respect to new awards and no future awards may be granted under these plans.

The following table sets forth information concerning unexercised stock options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2006:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
		Number of		Number of					Number of		Market Value
		Securities		Securities					Shares or		of Shares or
		Underlying		Underlying					Units of		Units of Stock
		Unexercised		Unexercised		Option			Stock		That Have
		Options		Options		Exercise	Option	Award	That Have		Not
	Option	(#)		(#)		Price	Expiration	Grant	Not Vested		Vested
Name	Grant Date	Exercisable		Unexercisable		($)	Date	Date	(#)		($)

William P. Foley II	12/16/2004	208,973	(1)	208,973	(1)	29.18	10/15/2012	11/18/2003	14,779	(2)	592,481
	3/9/2005	852,746		852,747	(3)	15.63	3/9/2015
	3/9/2005	1,492,507		—		15.63	3/9/2015
	8/19/2005	—		167,179	(1)	30.97	8/19/2015
	11/9/2006	—		830,000	(3)	41.35	11/9/2013
Lee A. Kennedy	6/1/1998	1,340		—		27.78	6/1/2008
	12/1/1999	193,111		—		18.22	12/1/2009
	1/31/2000	28,169		—		16.03	1/31/2010
	1/29/2001	6,426		—		21.68	1/29/2011
	10/31/2001	15,357		—		26.04	10/31/2011
	10/31/2001	105,608		—		26.04	10/31/2011
	2/12/2002	204,817		—		31.94	2/12/2012
	2/12/2002	3,130		—		31.94	2/12/2012
	2/12/2002	21,987		—		31.94	2/12/2012
	2/4/2004	3,362		—		29.74	2/4/2011
	2/4/2004	188,568		—		29.74	2/4/2011
	2/4/2005	147,597		—		32.20	2/4/2012
	2/1/2006	—		750,000	(3)	39.48	2/1/2013
Jeffrey S. Carbiener	6/1/1998	1,340		—		27.78	6/1/2008
	1/27/1999	4,492		—		27.50	1/27/2009
	12/10/1999	13,410		—		17.15	12/10/2009
	1/31/2000	20,320		—		16.03	1/31/2010
	1/29/2001	6,680		—		21.68	1/29/2011
	10/31/2001	11,552		—		26.04	10/31/2011
	2/12/2002	5,632		—		31.94	2/12/2012
	2/12/2002	38,459		—		31.94	2/12/2012
	2/4/2004	18,982		—		29.74	2/4/2011
	2/4/2005	24,175		—		32.20	2/4/2012
	2/1/2006	—		350,000	(3)	39.48	2/1/2013

	Option Awards							Stock Awards
		Number of		Number of					Number of		Market Value
		Securities		Securities					Shares or		of Shares or
		Underlying		Underlying					Units of		Units of Stock
		Unexercised		Unexercised		Option			Stock		That Have
		Options		Options		Exercise	Option	Award	That Have		Not
	Option	(#)		(#)		Price	Expiration	Grant	Not Vested		Vested
Name	Grant Date	Exercisable		Unexercisable		($)	Date	Date	(#)		($)

Alan L. Stinson	12/16/2004	62,692	(1)	31,346	(1)	29.18	10/15/2012	11/18/2003	2,069	(2)	82,947
	3/9/2005	119,384		119,385	(3)	15.63	3/9/2015
	3/9/2005	208,951				15.63	3/9/2015
	8/19/2005	20,898	(1)	41,794	(1)	30.97	8/19/2015
	11/9/2006	—		230,000	(3)	41.35	11/9/2013
Brent B. Bickett	12/16/2004	62,692	(1)	31,346	(1)	29.18	10/15/2012	11/18/2003	2,069	(2)	82,947
	3/9/2005	119,384		119,385	(3)	15.63	3/9/2015
	3/9/2005	108,951		—		15.63	3/9/2015
	8/19/2005	20,898	(1)	41,794	(1)	30.97	8/19/2015
	11/9/2006	—		230,000	(3)	41.35	11/9/2013

(1)	All of these option grants were originally granted by old FNF under plans we assumed in the FNF Merger. All unvested options vest over a three year period from the original date of grant.

(2)	The awards originally granted on November 18, 2003 were granted by old FNF and were assumed by the Company in the FNF Merger. The remaining unvested shares from the November 18, 2003 grant vest on November 18, 2007.

(3)	The unvested options listed above that we granted in 2005 to Messrs. Foley, Stinson and Bickett vest quarterly over a 4 year period from the date of grant. The unvested options listed above that we granted in 2006 for Messrs. Foley, Kennedy, Stinson and Bickett vest annually over 3 years and those granted to Mr. Carbiener vest annually over four years from the date of grant.

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2006 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized on
	on Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)

William P. Foley II	—	—	14,779	618,945
Lee A. Kennedy	—	—	—	—
Jeffrey S. Carbiener	22,660	304,920	—	—
Alan L. Stinson	—	—	2,069	86,650
Brent B. Bickett	100,000	2,598,290	2,069	86,650

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement:

Pension Benefits

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Lee A. Kennedy	Fidelity National Information Services, Inc. Pension Plan	24	490,443	—
	Certegy Inc. Supplemental Executive Retirement Plan	34	4,996,780	—
Jeffrey S. Carbiener	Fidelity National Information Services, Inc. Pension Plan	15	175,811	—

(1)	Represents the present value of accumulated pension benefits under each plan as of December 31, 2006, calculated using SEC mandated assumptions. Assumptions used are generally consistent with the assumptions described in Note 16 of the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2006. As described in that Note, the discount rate assumption is 4.69% for the pension plan and 5.45% for the SERP. The mortality assumptions are based on the IRS lump sum table at December 31, 2006. We assumed retirement at age 65 under the pension plan and age 60 under the SERP. We assumed benefits would be paid in a lump sum.

The pension plan is a tax-qualified defined benefit pension plan. This plan became effective in July of 2001, and is a successor plan to the Equifax Inc. U.S. retirement income plan, from which it was spun off. As a successor plan, it carries forward rights and benefits that derive from participants’ employment with Equifax Inc., and is based on the restatement of the Equifax Inc. U.S. retirement income plan that was generally effective January 1, 1997. As previously discussed, we assumed the pension plan in connection with the Certegy Merger and froze it effective May 31, 2006. Full vesting occurred for all active pension plan participants when we froze the plan. No pension benefits will accrue after the freeze date. We will distribute pension plan benefits in the form of lump sums and annuity contracts after we receive a determination letter from the Internal Revenue Service.

The pension plan provides normal retirement benefits, early retirement benefits, death benefits and disability benefits. A participant’s normal or early retirement monthly pension benefit is generally determined according to the following formula:

•	1% times final average monthly earnings times years of benefit service, plus

•	0.35% times final average monthly earnings that are in excess of Social Security covered compensation, times years of benefit service up to 36 years.

Final average monthly earnings are based on the 36 month period when the participant’s earnings are the highest and that produces the highest final average monthly earnings amount. Not all compensation earned from us is used in the calculation of benefits. The earnings that are used are the higher of:

•	annual base salary, plus bonus, commissions, overtime and sales incentives, but only to the extent the total amount does not exceed 125% of annual base salary; or

•	annual base salary, plus 75% of bonuses, commissions, overtime and sales incentives.

Earnings do not include payments from any equity-based performance incentive plans, deferred bonuses, stock options income, capital gains from shares of stock purchased with stock options, moving expenses, relocation expenses, mileage reimbursement and other special compensation items. In addition, the amount of earnings taken into account in calculating benefits is limited by the annual maximums established by the Internal Revenue Service.

Early retirement benefits are provided upon attaining age 55 with at least 5 years of service or age 50 with the sum of age and years of service equal to at least 75. Mr. Kennedy is currently eligible for early retirement benefits under the pension plan. Early retirement benefits are equal to the participant’s normal retirement benefit reduced by 3% per year — 0.25% per month — for the first 5 years and reduced by 5% per year — 5/12% per month — thereafter for the period of time prior to the participant’s normal retirement date. Disability benefits are equal to the participant’s normal retirement benefit and commence when the participant attains age 65; however, eligible participants can elect instead to receive their early retirement benefits on the later of attainment of early retirement age — age 55 with 5 years of service — or the date of termination of employment due to the disability. The death benefits are provided if the participant dies before benefits have commenced. For participants who, as of the date of death, have attained a threshold age and years of service that would entitle them to receipt of retirement benefits, the death benefits are a monthly pension payable in a straight life annuity commencing on the last day of the month coincident with or immediately following the participant’s earliest retirement age, with the amount of the monthly payments equal to the amount that would have been payable to the participant’s surviving spouse if the participant had (1) incurred a termination of employment on his date of death, or, if earlier, his actual date of employment termination, (2) survived to his earliest retirement age, (3) commenced receiving his accrued benefit in the form of a qualified joint and survivor annuity at his earliest retirement age and (4) died immediately thereafter.

The normal form of benefit is a straight life annuity; however, if the participant is married when benefits commence, unless waived, benefits are paid in a qualified joint and 50% survivor annuity. Instead of these default payment forms, participants can elect to receive their benefits in any of the following actuarial equivalent forms: a ten year certain and life annuity; a joint and 25%, 33%, 50%, 67%, 75% or 100% survivor annuity; or a straight life annuity.

The SERP

The SERP provides benefits that supplement benefits under our pension plan. Mr. Kennedy is the only named executive officer who participates in the SERP. Normal retirement benefits under the SERP, which are payable at age 60, are equal to 50% of the participant’s average compensation, multiplied by a fraction — not greater than 1 — equal to the participant’s years of credited service divided by 30 years. Mr. Kennedy’s prior service with predecessor entities is recognized under the SERP. Average compensation is computed by averaging the participant’s compensation for the highest three calendar years in the ten calendar years preceding retirement. Compensation for this purpose includes salary and annual bonuses, but not income from long-term incentive compensation, stock options, restricted stock, restricted stock units or similar grants. Early retirement benefits under the SERP, which a participant is entitled to on the earlier of age 55 with 5 years of service or age 50 with the sum of age and years of service equal to at least 75, are determined under the same formula. Early retirement benefits commence at the participant’s normal retirement age or, at the participant’s election, at an earlier date, subject to a reduction of 5/12 of 1% for each full month or portion thereof that the commencement precedes the first day of the month following the date the participant would reach his normal retirement age. Mr. Kennedy is currently eligible for early retirement benefits under the SERP. Benefits become 100% vested after 10 years of service. The normal form of benefit is a straight life annuity; however, if the participant is married when benefits commence, unless waived, benefits are paid in a qualified joint and 50% survivor annuity. Additionally, instead of these default payment forms, participants can elect to receive their benefits in any of the following actuarial equivalent forms: a ten year certain and life annuity; a joint and 25%, 50%, 75% or 100% survivor annuity; or a lump sum. Benefits under the SERP are reduced by benefits payable under the pension plan and by the benefit, if any, payable on the date of retirement under the special plan described below. We do not have a policy of granting extra years of service under the pension plan or SERP.

The following table sets forth information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified:

Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
		in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	Plan	($)	($)(1)	($)(2)	($)	($)(3)

Lee A. Kennedy	Special Plan	—	—	387,655	—	869,700
Jeffrey S. Carbiener	Certegy Deferred
	Compensation Plan	28,212	—	1,975	114,112	—
	Special Plan	—	103,000	78,713	—	153,151

(1)	Reflects premium paid on life insurance policy in 2006. The executive’s benefit under the special plan, which we refer to as the participant interest, is based on the excess of the cash surrender value in the policy over the total premiums paid.

(2)	Represents the increase in the executive’s participant interest in 2006.

(3)	Represents the executive’s participant interest as of December 31, 2006.

The Certegy Deferred Compensation Plan

Certegy maintained a nonqualified deferred compensation plan for senior executives that allowed deferrals of annual base salary and annual and long-term incentives. Participants’ deferrals were credited to book-keeping accounts that were debited or credited to reflect the performance of investment vehicles selected by the participants. The plan was terminated in connection with the Certegy Merger. Mr. Carbiener was our only named executive officer with an account balance in the plan in 2006. He received a distribution of his entire plan account balance in July of 2006.

The Special Plan

The special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit that would have been available had they been able to continue participation in the split dollar plan. Participants’ interests under the special plan are based on the excess of the cash surrender value of a life insurance policy on the executive over the total premium payments paid by us. A participant’s interest fluctuates based on the performance of investments in which the participants’ interest is deemed invested. The special plan provides that following a change in control, which occurred when we merged with Certegy, the participants may select investments; however, their right to select investments is forfeited if they violate the plan’s non-competition provisions within one year after termination of employment. To date, investment decisions regarding Messrs. Kennedy’s and Carbiener’s participant interests have been made by a third party investment advisor. The table below shows the investments available for selection, as well as the rates of return for those investments for 2006.

	2006 Rate		2006 Rate
Name of Fund	of Return	Name of Fund	of Return

International Value	25.69%	Main Street Core	15.18%
International Small-Cap	N/A	Emerging Markets	24.40%
Equity Index	15.52%	Managed Bond	4.81%
Small-Cap Index	17.79%	Inflation Managed	0.52%
Diversified Research	11.97%	Money Market	4.69%
Equity	8.65%	High Yield Bond	9.42%
American Funds Growth-Income	14.77%	Comstock	16.33%
American Funds Growth	9.81%	Mid-Cap Growth	8.93%
Large-Cap Value	17.58%	Real Estate	38.06%
Technology	9.34%	VN Small-Cap Value	18.68%
Short Duration Bond	4.27%	BlackRock Basic Value V.I. Fund Class III	21.59%
Concentrated Growth	10.02%	BlackRock Global Allocation V.I. Fund Class III	16.40%
Diversified Bond	N/A	Fidelity VIP Contrafund Service Class 2	11.43%
Growth LT	9.72%	Fidelity VIP Growth Service Class 2	6.57%
Focused 30	23.71%	Fidelity VIP Mid-Cap Service Class 2	12.40%
Health Sciences	8.11%	Fidelity VIP Value Strategies Service Class 2	16.01%
Mid-Cap Value	14.97%	T. Rowe Price Blue Chip Growth Portfolio-II	9.33%
Large-Cap Growth	(3.82)%	T. Rowe Price Equity Income Portfolio-II	18.65%
Capital Opportunities	13.23%	Van Eck Worldwide Hard Assets Fund	24.49%
International Large-Cap	27.00%	Brandes International Equity	26.78%
Fasciano Small Equity	5.07%	Turner Core Growth	8.52%
Small-Cap Value	19.75%	Frontier Capital Appreciation	16.35%
Multi-Strategy	11.68%	Business Opportunity Value	13.89%

Messrs. Kennedy and Carbiener are fully vested in their special plan benefits, except that their benefits are forfeited if they die or if their employment is terminated by us for cause. For this purpose, the term “cause” means the participant’s willful and continued failure to do his duties even after we make a written demand for performance, or willful actions by the participant that injure us. Benefits are distributed after the plan administrator declares a rollout event, which can be done no sooner than the latest of (1) fifteen years after the participant’s commencement date under the split dollar plan, (2) the participant’s sixtieth birthday or (3) after the participant retires or becomes permanently disabled. For this purpose, the term “retire” means the participant’s termination of employment after (1) turning age sixty-five, (2) turning age fifty-five and having five years of vesting service or (3) turning age fifty and having the participant’s age plus years of benefit service equal at least seventy-five. The administrator may also declare a rollout event if payments under the plan have not yet begun and a participant violates the plan’s non-competition provisions within a one-year period after termination of employment. If a participant terminates for good reason, or if the participant’s job is eliminated, payments must begin fifteen years after the participant’s commencement date under the split dollar plan or after the participant turns sixty years old, whichever is later. For this purpose, the term “good reason” generally means termination of employment by the participant within the period beginning six months before and ending three years after a change in control due to (1) an adverse change in the participant’s title or assignment of duties inconsistent with participant’s position, (2) a reduction of salary, (3) our failure to continue existing incentive, compensation and employee benefit plans or (4) our requiring the participant to move more than 35 miles from the location of the participant’s office prior to a change in control. The Certegy Merger constituted a change in control for these purposes. Participants can also elect to get payments earlier if both (1) seven years have passed since the participant’s commencement date under the split dollar plan and (2) the participant retires or turns sixty years old.

A participant can elect to get the payments in either a single lump sum or in installments over a period of between two and ten years. If the participant elects installment payments, we will credit the undistributed principal amount with 5% simple annual interest. If a participant elects to receive a lump sum distribution, we can make the distribution either in cash or by transferring an interest in the policy. If the benefit is less than $10,000, or the participant violates the plan’s non-competition provisions within a one-year period after termination of employment, then the administrator can force a lump sum distribution. Unless a participant violates the plan’s non-competition provisions within one-year after termination of employment, we will pay an additional gross up based on the administrator’s estimate of the tax savings realized by us by being able to deduct the payments from our federal, state and local taxes. Participants’ benefits derive solely from the terms of the special plan and are unsecured. Participants do not have rights under the insurance policies.

In connection with the Certegy Merger, we funded a rabbi trust with sufficient monies to pay all future required insurance premiums under the split-dollar plan and to pay all of the participant interests as defined in the special plan, including with respect to Mr. Carbiener. The amounts necessary to pay the premiums and interests of Mr. Kennedy were previously funded.

Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The types of termination situations include a voluntary termination by the executive, with and without good reason, a termination by us either for cause or not for cause, termination after a change in control, and termination in the event of disability or death. To arrive at an estimated value of the payments and benefits upon the termination or change in control, the disclosure rules require that we assume the termination and change in control occurred on the last business day of our 2006 fiscal year, which ended December 31. The estimates are considered forward-looking information that fall within the safe harbors for disclosure of such information. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of stock-based awards is dependent on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. In accordance with the disclosure rules, we have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, Messrs. Kennedy and Carbiener also have benefits under the frozen Certegy pension plan, the split dollar plan and the special plan and Mr. Kennedy would receive benefits under our SERP. These plans, and Messrs. Kennedy’s and Carbiener’s benefits under them, are discussed in the Compensation Discussion & Analysis section, the Pension Benefits table and the Nonqualified Deferred Compensation table and accompanying narratives.

Potential Payments under Employment Agreements

As discussed previously, we have entered into employment agreements with Messrs. Foley, Kennedy, Carbiener, Stinson and Bickett. These agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios.

Under the terms of the employment agreements with Messrs. Foley, Kennedy, Stinson and Bickett, if the executive’s employment is terminated by FIS for any reason, other than for cause or due to disability, or by the executive for good reason or, in the case of Mr. Foley, for any reason during the 6-month period following a change in control, or in the case of Mr. Kennedy, for any reason during the 1-year period following a change in control, then the executive is entitled to receive:

•	any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations,”

•	a prorated annual bonus,

•	a lump-sum payment equal to 200%, or 300% in the case of Messrs. Foley and Kennedy, of the sum of the executive’s (a) annual base salary and (b) the highest annual bonus paid to the executive within the 3 years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	immediate vesting and/or payment of all our equity awards, and

•	continued receipt of life and health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer.

For purposes of the agreements with Messrs. Foley, Kennedy, Stinson and Bickett, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

•	material breach of the employment agreement, or

•	impeding or failing to materially cooperate with an investigation authorized by our board, except for the agreement with Mr. Kennedy, which does not contain this provision.

For purposes of the agreements with Messrs. Foley, Kennedy, Stinson and Bickett, “good reason” includes:

•	an adverse change in the executive’s title or a substantial diminution in authority,

•	our material breach of any of our other obligations under the employment agreement,

•	we give notice of our intent not to extend the employment term any time during the 1 year period immediately following a change in control, except for the agreement with Mr. Kennedy, which does not contain this provision,

•	following a change in control, the relocation of the executive’s primary place of employment, or

•	our failure to obtain an assumption of the employment agreement by a successor in the event of a change in control.

For purposes of the agreements with Messrs. Foley, Kennedy, Stinson and Bickett, “change in control” means:

•	an acquisition by an individual, entity or group of 50% or more of our voting power,

•	a merger in which we are not the surviving entity, unless our stockholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

•	a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

•	during any period of 2 consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•	a sale or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately prior to such sale or disposition, except in the case of the agreement with Mr. Kennedy, a sale or other disposition of all or substantially all of our assets, or

•	our stockholders approve a plan or proposal for the complete liquidation or dissolution of our company.

Under the terms of the employment agreement with Mr. Carbiener, if his employment is terminated by FIS for any reason, other than for cause or due to disability, or by the executive for good reason, then he is entitled to receive:

•	his annual base salary through February 1, 2009, which is the last day of the term of his agreement, and

•	immediate vesting of our options granted pursuant to the terms of his employment agreement.

For purposes of Mr. Carbiener’s agreement, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty, or

•	material breach of the employment agreement.

The term “good reason” means a termination by Mr. Carbiener during the period commencing 60 days and expiring 1 year after a “change in control,” which is defined as:

•	the consummation of a consolidation or merger of FIS other than a consolidation or merger of FIS in which our stockholders immediately prior to the merger hold more than 50% of the combined voting power of the surviving corporation after the merger,

•	sale or other disposition of all or substantially all of our assets,

•	our stockholders approve a plan or proposal for the complete liquidation or dissolution of our company, or

•	an acquisition by any person, entity or group of 30% or more of our voting power.

If the employment of Messrs. Foley, Kennedy, Carbiener, Stinson, and Bickett is terminated by FIS for cause or by the executive without good reason (except in the cases of Messrs. Foley and Kennedy, who may terminate their employment without good reason during the 6-month period and 1-year period, respectively, following a change in control and receive the full severance benefits described above), our only obligation under the employment agreements is the payment of any accrued obligations.

If the employment of Messrs. Foley, Kennedy, Stinson, and Bickett is terminated due to death or disability, we will pay the executive, or his estate:

•	any accrued obligations, and

•	a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed.

In addition, the employment agreements with Messrs. Foley, Kennedy, Stinson and Bickett provide for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements with Messrs. Foley, Kennedy, Stinson and Bickett, the executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

If Mr. Carbiener’s employment is terminated due to death or disability, we will pay the executive, or his estate, his annual base salary through February 1, 2009, which is the last day of the term of his agreement, in a lump sum or as otherwise directed by the executive or his estate.

For purposes of the agreement with Mr. Carbiener, the executive will be deemed to have a “disability” if he fails to perform his employment duties on account of illness or other incapacity for a period of ninety (90) consecutive days.

Each employment agreement also provides for a tax gross-up if the total payments and benefits made under the agreement or under other plans or arrangements are subject to the federal excise tax on excess parachute payments and the total of such payments and benefits exceed 103% of the safe harbor amount for that tax. A gross-up payment is not made if the total parachute payments are not more than 103% of the safe harbor amount. In that case, the executive’s payments and benefits would be reduced to avoid the tax. In general terms, the safe harbor amounts for this purpose are $1 less than 3 times the named executive officer’s average W-2 income for the five years before the year in which the change in control occurs. The named executive officers’ 2006 W-2 income would be used to determine their safe harbor amounts if a change in control were to occur between 2007 and 2011. Accordingly, we think this income should be considered when determining whether we will be required to pay any gross-up payments under the employment agreements. Based on current compensation and benefit levels, if 2006 W-2 income is included when determining the named executive officers’ safe harbor amounts, none of the named executive officers would incur an excess parachute payment excise tax and no gross-up payments would be required. If 2006 W-2 income is not included, which would have only been the case if a change in control had occurred in 2006, Messrs. Kennedy, Carbiener, Stinson and Bickett would have incurred the excise tax and become entitled to gross-up payments of $4,199,954, $1,349,112, $1,598,014, and $1,519,725, respectively. These gross-up amounts are not included in the estimated cash severance payments described below. Mr. Foley would have incurred no excise tax and would not have become entitled to a gross-up payment.

The agreements also provide us and our shareholders with important protections and rights, including the following:

•	severance benefits under the agreements with Messrs. Foley, Kennedy, Stinson and Bickett are conditioned upon the executive’s execution of a full release of us and related parties, thus limiting our exposure to law suits from the executive;

•	the executive is prohibited from competing with us during employment and for one year thereafter if the executive’s employment terminates for a reason that does not entitle him to severance payments and the termination is not due to our decision not to extend the employment agreement term; and

•	The executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Potential Payments under Stock Plans

In addition to the post-termination rights and obligations provided in the employment agreements, our stock incentive plans, including the stock plan, the assumed FNF stock plans and the Former FIS plan, provide for the potential acceleration of vesting and, if applicable, payment of equity awards in connection with a change in control. Under our stock plan, a participant’s award agreement may specify that upon the occurrence of a change in control outstanding stock options will become immediately exercisable and any restriction imposed on restricted stock or restricted stock units will lapse. The stock option award agreements held by our named executive officers provide for accelerated vesting upon a change in control. Under the assumed FNF stock plans, outstanding options become immediately exercisable and any restrictions imposed on restricted stock lapse upon a change in control. The Former FIS plan provides that if we are consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise, or in the event of a change in control, the treatment of the stock options is determined by the merger or consolidation agreement, which may provide for, among other things, accelerated vesting of stock options. For purposes of the Former FIS plan, a “change in control” would occur if a person or group other than us or other prior stockholders acquires more than 50% of our voting stock or all or substantially all of our assets and the assets of our subsidiaries.

For purposes of the stock plan, the term “change in control” means the occurrence of any of the following events:

•	the accumulation by any person, entity or group of 20% or more of our combined voting power,

•	consummation of a reorganization, merger or consolidation, which we refer to as a “business combination” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 66 2/3% of our then outstanding shares, (ii) no person, entity or group beneficially owns 20% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board,

•	a sale or other disposition of all or substantially all of our assets, or

•	our stockholders approve a plan or proposal for the complete liquidation or dissolution of our company.

For purposes of the assumed FNF stock plans, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 50% or more of our voting power,

•	a merger in which we are not the surviving entity, unless our stockholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

•	a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

•	a sale or other disposition of all or substantially all of our assets, or

•	our stockholders approve a plan or proposal for the complete liquidation or dissolution of our company.

Potential Death Benefits

In addition to the death benefits provided under the employment agreements, Messrs. Kennedy’s and Carbiener’s designated beneficiaries would be entitled to death benefits under the split dollar plan. As discussed in the Compensation Discussion and Analysis, Messrs. Kennedy and Carbiener retained death benefits under this plan when it was amended in connection with the passage of the Sarbanes-Oxley Act of 2002 to remove the deferred cash accumulation benefits. Mr. Kennedy’s death benefit is $5,000,000 and Mr. Carbiener’s death benefit is $2,000,000.

Estimated Cash Severance Payments

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated on the last business day of our 2006 fiscal year, which ended December 31. In general, the cash severance benefit would be payable in a lump sum within 30 days from the termination date. However, to the extent Section 409A of the Internal Revenue Code would apply to the severance payments, the payments would be deferred for six months following termination. If the payments are deferred, the amounts that would otherwise have been paid during the six month period would be paid in a lump sum after the six month period has expired.

For a termination of employment by us not for cause, a termination by the executive for good reason or, in the case of Mr. Foley and Mr. Kennedy, a termination related to a change in control as described above, the named executive officers would receive the following amounts: Mr. Foley $8,723,463; Mr. Kennedy $6,750,000; Mr. Carbiener $833,333; Mr. Stinson $1,797,174; and Mr. Bickett $1,797,174. For a termination of employment due to disability, the named executive officers would receive the following amounts: Mr. Foley $1,047,222; Mr. Kennedy $1,125,000; Mr. Carbiener $833,333; Mr. Stinson $362,863; and Mr. Bickett $362,863. For a termination of employment due to death, the named executive officers would receive the following amounts: Mr. Foley $1,047,222; Mr. Kennedy $6,125,000; Mr. Carbiener $2,833,333; Mr. Stinson $362,863; and Mr. Bickett $362,863. The amounts shown for Messrs. Kennedy and Carbiener include $5,000,000 and $2,000,000, respectively, for death benefits provided under the split dollar plan.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, Messrs. Foley, Stinson and Bickett have outstanding unvested stock options and restricted stock awards and Messrs. Kennedy and Carbiener have outstanding unvested stock options. Under the terms of the stock plan and the assumed FNF stock plans and award agreements, these stock options and restricted stock awards would vest upon a change in control. In addition, we have assumed for purposes of this disclosure that any unvested stock options granted under the Former FIS plan held by the named executive officers would vest upon a change in control. In addition, under the employment agreements of Messrs. Foley, Kennedy, Stinson and Bickett, these stock options and restricted stock awards would vest upon any termination of employment by us not for cause, a termination by the executive for good reason or, in the case of Mr. Foley and Mr. Kennedy, a termination related to a change in control. In any other termination event, all of these unvested stock options and restricted stock awards would expire at the employment termination date. The following estimates are based on a stock price of $40.09 per share, which was the closing price of our common stock on the last business day of our 2006 fiscal year. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $40.09.

The estimated value of the stock options held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $24,662,760; Mr. Kennedy $457,500; Mr. Stinson $3,643,303; Mr. Bickett $3,643,303; and Mr. Carbiener $213,500. These same amounts would vest upon a termination of the named executive officers’ employment by us not for cause, a termination by the executives for good reason or, in the case of Mr. Foley and Mr. Kennedy, a termination related to a change in control as described above. The estimated value of restricted stock awards held by Messrs. Foley, Stinson and Bickett that would vest upon a change in control or upon such a termination of employment would be $592,490, $82,946 and $82,946, respectively.

Estimated Value of Continuation of Health and Life Insurance Benefits

As noted in the description of the employment agreements, with the exception of Mr. Carbiener, the named executive officers are entitled to a continuation of only health and life insurance benefits for three years following a termination of employment by us not for cause, a termination by the executive for good reason, or in the case of Mr. Foley and Mr. Kennedy a termination related to a change in control as described above. The estimated value of the continuation of health and life insurance benefits for three years is as follows: Mr. Foley $801, Mr. Kennedy $66,800, Mr. Stinson $801, Mr. Bickett $801, and Mr. Carbiener $2,852.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Thomas M. Hagerty (Chair), Cary H. Thompson and Daniel D. Lane. During fiscal year 2006, no member of the compensation committee was a former or current officer or employee of FIS or any of its subsidiaries. In addition, during fiscal year 2006, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. All non-employee directors receive an annual retainer of $40,000, payable quarterly, plus $1,500 for each board or committee meeting he attends. The chairman and each member of the audit committee receives an additional annual fee (payable in quarterly installments) of $24,000 and $12,000, respectively, for their service on the audit committee. The Chairman and each member of the compensation committee and the corporate governance and nominating committee receives an additional annual fee (payable in quarterly installments) of $15,000 and $6,000, respectively, for their service on such committees. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Finally, each member of our board is eligible to participate in our deferred compensation plan to the extent he elects to defer any board or committee fees.

The following table sets forth information concerning the compensation of our directors for the fiscal year ending December 31, 2006:

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name	($)(1)	($)(2)	($)

Robert M. Clements	31,000	9,230	40,230
Thomas M. Hagerty	46,500	9,230	55,730
Marshall Haines	42,000	9,230	51,230
Keith W. Hughes	115,500	9,230	124,730
James K. Hunt	100,500	9,230	109,730
David K. Hunt	121,250	9,230	130,480
Richard N. Massey	13,000	9,230	22,230
Cary H. Thompson	52,500	97,488	149,988
Daniel D. Lane	46,500	97,488	143,988

(1)	Following is a detail of fees earned or paid in cash.

	Board	Board	Committee	Committee
	Retainers	Meetings	Retainers	Meetings
Name	($)	($)	($)	($)

Robert M. Clements	17,500	6,000	1,500	6,000
Thomas M. Hagerty	30,000	12,000	1,500	3,000
Marshall Haines	30,000	10,500	1,500	—
Keith W. Hughes	32,500	12,000	32,500	38,500
James K. Hunt	30,000	9,000	36,500	25,000
David K. Hunt	32,500	12,500	34,750	41,500
Richard N. Massey	10,000	3,000	—	—
Cary H. Thompson	30,000	12,000	7,500	3,000
Daniel D. Lane	30,000	12,000	1,500	3,000

(2)	These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of stock option awards granted in and prior to 2006. These awards consisted of options granted to acquire shares of FIS that have been granted to our directors. Assumptions used in the calculation of these amounts are included in Note 16 to our consolidated financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2007.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Policy

Our board adopted a set of corporate governance guidelines to provide, along with the charters of the committees of our board, a framework for the functioning of our board and its committees and to establish a common set of expectations as to how our board should perform its functions. The Corporate Governance Policy addresses the composition of our board, the selection of directors, the functioning of our board, the committees of our board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. These guidelines specifically provide that a majority of the members of our board must be outside directors who our board has determined have no material relationship with us and whom otherwise meet the independence criteria established by the New York Stock Exchange, or NYSE. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Policy is available for review on our website at www.fidelityinfoservices.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 52.

Code of Business Conduct and Ethics

Our board has adopted a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of this code is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics and business conduct were adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under SEC and/or NYSE rules.

Our Code of Business Conduct and Ethics is available for review on our website at www.fidelityinfoservices.com. Shareholders may also obtain a copy of the code by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 52.

The Board

Our board met nine times in 2006, of which four were regularly scheduled meetings and five were unscheduled meetings. All directors attended at least 75% of the meetings of our board and of the committees on which they served during 2006. Our non-management directors also met periodically in executive sessions without management. In accordance with our Corporate Governance Guidelines, at each meeting a non-management member of our board is designated by the other non-management directors to preside as the lead director during that session. We do not, as a general matter, require our board members to attend our annual meeting of stockholders, although each of our directors is invited to attend our 2007 annual meeting, which will be our first annual meeting of stockholders since the FNF Merger. During 2006, two members of our board attended the annual meeting of stockholders.

Director Independence

Nine of the eleven members of our board are non-employees. At its meeting on February 6, 2007, our board determined that all of the non-employee members of our board (i.e., Robert M. Clements, Thomas M. Hagerty, Marshall Haines, Keith W. Hughes, David K. Hunt, James K. Hunt, Daniel D. (Ron) Lane, Richard N. Massey and Cary H. Thompson) are independent under the criteria established by the NYSE and our Corporate Governance Guidelines. Additionally, under these standards, our board determined that William P. Foley, II is not independent because he is our Executive Chairman and Lee A. Kennedy is not independent because he is our President and Chief Executive Officer.

Committees of the Board

Our board has four standing committees, namely an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on our website at www.fidelityinfoservices.com. Stockholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 52.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Keith W. Hughes (Chair), Marshall Haines and James K. Hunt. Each of Messrs. Hughes, Haines and Hunt was deemed to be independent by our board, as required by the NYSE. In 2006, the corporate governance and nominating committee has met two times. The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	identifying individuals qualified to become members of our board and making recommendations to our board regarding nominees for election;

•	developing and recommending to our board a set of corporate governance principles applicable to us and reviewing such principles at least annually;

•	adopting, revising and overseeing our board’s criteria for selecting new directors;

•	establishing procedures for the corporate governance and nominating committee to exercise oversight of the evaluation of our board and management;

•	evaluating, at least annually, the performance of the corporate governance and nominating committee; and

•	considering nominees recommended by shareholders.

To fulfill these responsibilities, the committee periodically assesses the collective requirements of our board and makes recommendations to our board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the corporate governance and nominating committee evaluates each incumbent director’s continued service in light of the current assessment of our board’s collective requirements, taking into account factors such as evaluations of the incumbent’s performance.

When a need for a new director to fill a new board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members. The committee makes a recommendation to our board based on its review, the results of interviews with the candidate and all other available information. The board makes the final decision on whether to invite the candidate to join our board, which is extended through the Chair of the corporate governance and nominating committee and the Executive Chairman of our board.

The corporate governance and nominating committee reviews and develops criteria for the selection of qualified directors. At a minimum, directors should have high moral character and personal integrity, demonstrated accomplishment in his or her field, and the ability to devote sufficient time to carry out the duties of a director, and should be at least 21 years of age. In addition to these minimum qualifications in evaluating candidates, the members of the corporate governance and nominating committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular board seat, taking into account the then-current composition of our board. These factors may include whether the candidate is independent and able to represent the interests of FIS and its shareholders as a whole; a candidate’s personal qualities and characteristics, accomplishments and reputation in the business community; a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to us and our board; the candidate’s ability to fulfill the responsibilities of a director and member of one or more of our standing board committees; whether the candidate will complement or contribute to the mix of talents, skills and other characteristics needed to maintain our board’s effectiveness; the candidate’s other board of directors and committee commitments; whether the candidate is financially literate or a financial expert; board diversity; public disclosure and antitrust matters; and diversity of viewpoints, background, experience and other demographics of our board.

The corporate governance and nominating committee would consider qualified candidates for directors suggested by our shareholders. The corporate governance and nominating committee and our board applies the same criteria in evaluating candidates nominated by stockholders as in evaluating candidates recommended by other sources. To date, no such suggestions have been received. Nominations of individuals for election to our board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 of our Bylaws. Section 1.12 generally requires that shareholders submit nominations by written notice to the Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204 setting forth certain prescribed information about the nominee and the nominating shareholder. Section 1.12 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Shareholder Proposals” elsewhere in this proxy statement.

Audit Committee

The members of the audit committee are David K. Hunt (Chair), Robert M. Clements and Keith W. Hughes. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of the members is an audit committee financial expert, as defined by the rules of the SEC. The audit committee met thirteen times in 2006. The primary functions of the audit committee include:

•	appointing, compensating and overseeing our independent auditor;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent auditors;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	engaging independent advisors, such as legal counsel and accounting advisors, as needed, to assist the audit committee in meeting its obligations;

•	approving any significant non-audit relationship with our independent auditors;

•	approving audit and non-audit services provided by our independent auditors;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•	meeting, separately and periodically, with management, internal auditors and independent auditors;

•	evaluating, at least annually, the performance of the audit committee; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.

Report of the Audit Committee

The audit committee of our board submits the following report on the performance of certain of its responsibilities for the year 2006:

The primary function of our audit committee is oversight of our financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our audit committee acts under a written charter, which was adopted by the audit committee and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by our board to be independent as defined by NYSE independence standards. In addition, our board has designated each of the members of our audit committee as an audit committee financial expert as defined by SEC rules.

In performing our oversight function, we reviewed and discussed with management and KPMG LLP, our independent registered public accounting firm, the audited financial statements of FIS as of and for the year ended December 31, 2006. Management and KPMG LLP reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FIS and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to FIS is compatible with their independence.

SEC rules require that, before a company’s independent registered public accounting firm is engaged to provide any audit or permissible non-audit services, the engagement must be pre-approved by the audit committee or entered into pursuant to pre-approval policies and procedures established by the audit committee. Our audit committee has not established a pre-approval policy at this time. Rather, the audit committee as a whole reviews and pre-approves all audit and permissible non-audit services to be provided by KPMG LLP.

Finally, we discussed with FIS’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP at each meeting and have met with them, both with and without management present. Our discussions with them included the results of their examinations, their evaluations of FIS’s internal controls and the overall quality of FIS’s financial reporting.

Based on the reviews and discussions referred to above, we recommended to our Board that the audited financial statements referred to above be included in FIS’s Annual Report on Form 10-K for the fiscal year ended 2006 and that KPMG LLP be appointed independent registered public accounting firm for FIS for 2007.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of FIS’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing FIS’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

David Hunt (Chair)
Robert M. Clements
Keith W. Hughes

Compensation Committee

The members of the compensation committee are Thomas M. Hagerty (Chair), Cary H. Thompson and Daniel D. (Ron) Lane. Each of Messrs. Hagerty, Thompson and Lane was deemed to be independent by our board, as required by the NYSE. The compensation committee met four times in 2006. The functions of the compensation committee include the following:

•	discharging our board’s responsibilities relating to compensation of our executives;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	making recommendations to our board with respect to incentive-compensation plans and equity-based plans;

•	evaluating, at least annually, the performance of the compensation committee; and

•	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 13.

Executive Committee

The members of the executive committee are William P. Foley, II (Chair), Lee A. Kennedy, Richard M. Massey and Robert M. Clements. Each of Messrs. Massey and Clements was deemed to be independent by our board. The executive committee did not meet in 2006. The executive committee may invoke all of the power and authority of our board in the management of FIS.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our board or the non-management members of our board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our board.

Certain Relationships and Related Transactions

The Separation from FNF

On November 9, 2006, we completed a merger with old FNF, whereby old FNF merged with and into us. We refer to this merger transaction as the FNF Merger. The FNF Merger was undertaken pursuant to an agreement and plan of merger dated as of June 25, 2006, as amended and restated as of September 18, 2006 between us and old FNF (the “FNF merger agreement”). The FNF merger agreement and the transactions relating to the FNF Merger were reviewed and approved by our board and the board of directors of old FNF.

Prior to the FNF Merger, old FNF owned a majority of our common stock. The FNF Merger was completed after FNF acquired substantially all of the assets and liabilities of old FNF (other than old FNF’s interests in us and in a small subsidiary, FNF Capital Leasing, Inc.) in exchange for 45,265,956 shares of FNF’s Class A common stock (the “asset contribution”). The asset contribution was undertaken on October 24, 2006 pursuant to a securities exchange and distribution agreement dated as of June 25, 2006, as amended and restated as of September 18, 2006, between FNF and old FNF (the “distribution agreement”). In connection with the asset contribution, old FNF converted all of the FNF Class B Common Stock that it held into FNF Class A Common Stock, and then on October 26, 2006, old FNF distributed all of the shares acquired from FNF in connection with the asset contribution, together with the converted shares, to the old FNF shareholders in a tax-free distribution (the “spin-off”). The asset contribution, the spin-off and the transactions relating to the distribution agreement were reviewed and approved by the board of directors of FNF and the board of directors of old FNF. We refer to the asset contribution, the spin-off and the FNF Merger collectively as the “separation from FNF”.

Our Executive Chairman, William P. Foley, II, is also the Chief Executive Officer and Chairman of the board of directors of FNF. In addition, certain of our other executive officers are also executive officers of FNF, including Brent B. Bickett, who is our Executive Vice President — Strategic Planning and also serves as the President of FNF; and Alan L. Stinson, who is our Executive Vice President — Finance and also serves as the Co-Chief Operating Officer of FNF. We refer to Messrs. Foley, Bickett and Stinson as the dual-role executive officers. Each of the dual-role executive officers also owns common stock, and options to buy additional common stock, of both our Company and FNF. In connection with our separation from FNF, each of the dual-role executive officers received additional or increased compensation, including restricted grants of our common stock and options to acquire shares of our common stock. In addition, effective as the closing of the asset contribution, each of the dual-role executive officers entered into new employment agreements with us. For more information regarding the stock and options granted to the dual-role executive officers, please refer to the section of this proxy statement entitled “Compensation

Discussion and Analysis and Executive and Director Compensation — Executive Compensation” beginning on page 20, and to the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” beginning on page 9. For more information regarding the employment agreements with the dual-role executive officers, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation — Executive Compensation — Employment Agreements” beginning on page 22. As a result of these additional grants of stocks and options, and the compensation arrangements provided pursuant to the new employment agreements, the dual-role executive officers may have had direct or indirect material interests in the separation that differed from, or were in addition to, the interests of our stockholders.

During 2006, each of the dual-role executive officers also served as executive officers of old FNF. Mr. Foley served as the Chairman of the board and Chief Executive Officer of old FNF since that company’s formation in 1984 until the FNF Merger. Mr. Bickett served as Executive Vice President, Corporate Finance of old FNF until January 2006, and also served as President of old FNF from February 2006 until the FNF Merger. Mr. Stinson served as Executive Vice President and Chief Financial Officer of old FNF until the FNF Merger and also served as Chief Operating Officer of old FNF from February 2006 until the FNF Merger.

During 2006, in addition to Mr. Foley’s dual service as a director of both the Company and FNF, certain of our other directors also served as directors of FNF, including Daniel D. (Ron) Lane, who has served as our director since February 2006 and since the spin-off, has also served as a director of FNF; Richard N. Massey, who has served as our director since November 2006 and since the spin-off, has also served as a director of FNF; Cary H. Thompson, who has served as our director since February 2006 and since the spin-off, has also served as a director of FNF; and Thomas M. Hagerty, who has served as our director since February 2006 and since the spin-off, has also served as a director of FNF. We refer to these directors as the dual-service directors. During 2006, certain of our directors also served as directors of old FNF, including Mr. Lane, who served as a director of old FNF from 1989 until the FNF Merger; Mr. Massey, who served as a director of old FNF from January 2006 until the FNF Merger; Mr. Thompson, who served as a director of old FNF from 1992 until the FNF Merger; and Mr. Hagerty, who served as a director of old FNF from 2005 until the FNF Merger. In addition, Mr. Foley, who has served as our director since February 2006, also served as the Chairman of the board and Chief Executive Officer of old FNF since that company’s formation in 1984. For their services as our director, each of the dual-service directors receives compensation from us, in addition to any compensation that they may receive from FNF. Each of the dual-service directors also owns common stock, and options to buy additional common stock, of both our Company and of FNF. For more information regarding the dual-service directors, please refer to the section of this proxy statement entitled “Certain Information About Our Directors” beginning on page 4. For more information regarding the compensation paid by us to the dual-service directors, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation — Director Compensation” beginning on page 35. For more information regarding the stock ownership of the dual-service directors, please refer to the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” beginning on page 9. As a result of these grants of stocks and options, and the additional director compensation provided as a result of their additional director positions, the dual-service directors may have had direct or indirect material interests in the separation from FNF that differed from, or were in addition to, the interests of our stockholders.

Agreements with FNF

Historically, FNF has provided a variety of services to us, and we have provided various services to FNF. Some of these agreements were entered into in connection with our separation from FNF, and others were already in existence prior to the separation transaction. These agreements are described below. None of the dual-role executive officers received or receive any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements between us and FNF and none of them has any direct interest in the agreements and arrangements with FNF. In addition, none of the dual-service directors receive any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with FNF and none of them has any direct interest in the agreements and arrangements with FNF. The agreements with FNF include:

•	corporate services agreements;

•	a master information technology services agreement;

•	starter repository and back plant access agreements;

•	an eLender services agreement;

•	various software license and development agreements;

•	various issuing title agency agreements;

•	title plant maintenance, management, access and services agreements;

•	lease, sublease, property management and telecommunication services agreements;

•	an aircraft cost sharing agreement;

•	a cross indemnity agreement;

•	a tax disaffiliation agreement; and

•	a letter agreement regarding reimbursement of certain insurance costs.

In addition to these agreements, in connection with the asset contribution, a promissory note with an outstanding principal balance of approximately $13.9 million made by one of our subsidiaries was assigned to FNF. In connection with the separation from FNF, we purchased from FNF 1,432,000 shares of our common stock that had been held by various FNF subsidiaries. Our subsidiaries in our mortgage information services business also do business from time to time with FNF and provide certain real estate information to FNF’s operations.

Below is a summary description of these various agreements.

Corporate Services Agreements.  We are party to a corporate services agreement with FNF under which FNF provides corporate and other support services to us. These services include:

•	accounting (including statutory accounting services), tax, treasury and internal auditing services;

•	corporate, legal, regulatory and compliance, and related services;

•	risk management insurance services;

•	lenders services and mortgage origination support services;

•	purchasing and procurement services;

•	travel services; and

•	other general and administrative and management services.

We are also party to a reverse corporate services agreement with FNF, under which we provide FNF with access to corporate finance/mergers and acquisition support services and real estate facilities management services.

Under the corporate services agreements, each party renders services under the oversight, supervision, and approval of the other party, acting through its board of directors and officers. Each party also has the right to purchase goods or services and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by those vendor agreements. The pricing for the services to be provided by us to FNF, and by FNF to us, under the corporate services agreements is on a cost-only basis, with each party in effect reimbursing the other for the costs and expenses incurred in providing these corporate services to the other party subject to the limitation described below. Under the corporate services agreement for corporate services to be provided by FNF to us, FNF’s costs and expenses are reimbursed by us as follows: (i) all out of pocket expenses and costs incurred by FNF on our behalf are fully reimbursed, and (ii) all of FNF’s staff and employee costs and expenses associated with performing services under the corporate services agreement, including compensation paid to FNF employees performing these corporate services as well as general overhead associated with these employees and their functions, are allocated based on the percentage of time that FNF’s employees spend on providing corporate services to us under the corporate services agreement. Our costs and expenses incurred in providing corporate services to FNF are similarly determined and reimbursed. With certain exceptions, the corporate services agreements continue in effect as to each service covered by the agreements until the party receiving the services notifies the other party, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested, provided, however, that in any event, the corporate services agreements terminate on October 23, 2008.

The exact amounts to be paid by FNF to us, and by us to FNF, under the corporate services agreements are dependent upon the amount of services actually provided in any given year. During 2006, we paid $9.5 million to FNF for services rendered by FNF and its subsidiaries and there were no corporate services rendered to FNF and its subsidiaries by us.

Master Information Technology Services Agreement.  We are party to a master information technology services agreement with FNF, pursuant to which we provide various services to FNF, such as IT infrastructure support, data center management and software sales. Under this agreement, FNF has designated certain services as high priority critical services required for their business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. We agree to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. FNF can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by FNF, we will continue to provide, for an appropriate fee, services to FNF that are not specifically included in the master information technology services agreement if those services were provided to FNF by us or our subcontractors in the past. The master information technology services agreement is effective for a term of five years unless earlier terminated in accordance with its terms. FNF has the right to renew the agreement for a single one-year period or a single two-year period, by providing a written notice of its intent to renew at least six months prior to the expiration date. FNF may also terminate the agreement or any particular statement of work or base services agreement on six months’ prior written notice. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Under this agreement, FNF is obligated to pay us for the services that it utilizes, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by us. The amount we earned from FNF under this agreement during 2006 was $85.8 million.

Starter Repository and Back Plant Access Agreements.  We are party to agreements with FNF whereby certain of our subsidiaries have access to and use certain title records owned by FNF’s title insurance company subsidiaries. Our subsidiaries covered by these agreements are granted access to (i) the database of previously issued title policies and title policy information, which we refer to as the starters repository, and (ii) certain other physical title records and information, which we refer to as the back plant, and are permitted to use the retrieved information solely in connection with the issuance of title insurance products that we offer as part of our business. The starters repository consists of title records and information used in previously issued title insurance policies. The back plant consists of physical, paper title records that are generally only used in the event that the electronically-stored title information is corrupted or otherwise unavailable or incomplete. Thus, the back plant access is infrequent and has been made available to us and our subsidiaries to ensure access to title information only in the event the electronic databases do not contain the needed title information. These agreements are effective for a ten-year period from February 1, 2006, with automatic renewal, and may be terminated by mutual agreement of the parties or upon five years’ prior written notice given after February 1, 2011 (the fifth anniversary of the effective date of the agreement), except in the case of certain defaults.

We pay fees to FNF for the access to the starters repository and reimburse FNF’s subsidiaries for payment of certain taxes and government charges. Due to the infrequent nature of the access to the back plant and its limited usefulness, there are no fees payable under the back plant repository access agreement, other than reimbursement of costs incurred by FNF in allowing our subsidiaries to access the back plant. In 2006, we paid less than $0.1 million to FNF pursuant to these agreements.

eLender Services Agreement.  We are party to an eLender services agreement with FNF. Under the eLender services agreement, each of the parties conveyed their respective interests in the proprietary “eLenderSolutions” software to the other so that both we and FNF are the joint owners of the software, and we agreed to further develop the jointly owned software. In addition, under this agreement, FNF agrees to process our lenders services business for us, so that our subsidiaries can continue to operate as title agents in certain limited geographic areas where we otherwise lack ready access to title plants. Under the eLender services agreement, FNF licenses from us the use of certain proprietary business processes and related documentation in those limited geographic areas, and we provide FNF with oversight and advice in connection with the implementation of these business processes. Subject to certain early termination provisions, this agreement continues in effect until either (i) we acquire our own direct access to title plants in the relevant geographic area or (ii) FNF builds or otherwise acquires title plants for the relevant geographic area and provides access to us on terms acceptable to us. This agreement may also be terminated as to all or a portion of the relevant geographic area by mutual agreement of the parties or upon five years’ prior written notice given after February 1, 2011 (the fifth anniversary of the effective date of the agreement).

For the business processes and documentation and oversight and advisory services under the eLender services agreement, FNF pays fees to us equal to the aggregate earnings generated through or as a result of these proprietary business processes and documentation. In addition, FNF pays our subsidiary for its development services with respect to the eLender software. In 2006, FNF reimbursed $3.0 million to us for the business processes and documentation and oversight and advisory services under the eLender services agreement, and paid $6.3 million to us for our software development services under this agreement.

Software License and Development Agreements.  We are party to certain software license agreements pursuant to which FNF licenses from us, or we license from FNF, the use of certain proprietary software, related documentation, and object code for various software programs.

Among these agreements is a license agreement pursuant to which we license to FNF a package of software programs known as “SoftPro”. The SoftPro software is a related series of software programs and products that have historically been used, and continue to be used, in various locations by a number of FNF’s title insurance company subsidiaries. FNF pays fees to us for the use of the SoftPro software based on the number of workstations and the actual number of SoftPro software programs and products used in each location, billed on a monthly basis. Our earnings under the SoftPro license in 2006 were $12.2 million.

We license certain proprietary software owned by FNF for annual fees under individual license agreements. The three software license agreements, OTS/OTS Gold, SIMON and TEAM software, all provide certain of our subsidiaries that conduct our lenders services business with worldwide nonexclusive, perpetual, irrevocable right to use certain software and documentation owned by FNF. In the case of the SIMON and TEAM software, FNF is also obligated to provide maintenance services if requested by us. The terms of the licenses are perpetual but may be terminated by us upon ninety days prior notice, or may be terminated by FNF in the event of our disclosure of the software or documentation to FNF’s competitors. Fees for these licenses are charged on varying bases, including in the case of OTS/OTS Gold, a flat annual fee, and in the case of SIMON and TEAM, a monthly fee based on the number of servers or the number of users utilizing the licensed software. For 2006, the aggregate amount we paid to FNF for these software licenses was $0.4 million.

We are also party to a joint development and ownership agreement with FNF, whereby our subsidiary provides development services for proprietary software known as “TitlePoint”, used in connection with the title plants owned by FNF’s title insurance company subsidiaries. Upon our delivery of software that meets acceptance criteria, both parties will jointly own the developed software. This agreement expires 45 days after acceptance of the agreed upon software release, but may be terminated prior to that time by mutual agreement or in the event of a breach (subject to extension in certain circumstances). For 2006, we received $23.4 million from FNF for our development services under this agreement.

Issuing Title Agency Agreements.  Two of FNF’s title insurance company subsidiaries are parties to separate issuing agency contracts with certain of our subsidiaries. Under these issuing agency contracts, our subsidiaries act as title agents for the FNF title insurance company subsidiaries in various jurisdictions. Our title agency appointments under these agreements are not exclusive and the FNF title insurance company subsidiaries each retain the ability to appoint other title agents and to issue title insurance directly. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term). The issuing agency contracts were entered into by our subsidiaries between July 22, 2004 and August 28, 2006.

During 2006, we earned $83.9 million in commissions from these agency agreements, representing a commission rate of 88% of premiums earned.

Title Plant Maintenance, Management, Access and Services Agreements.  Several of FNF’s title insurance company subsidiaries have entered into agreements with one of our subsidiaries, Property Insight LLC, with respect to the maintenance for, management and servicing of, and access to FNF’s title plants. Certain of FNF’s title insurance company subsidiaries have entered into a title plant maintenance agreement with Property Insight. Another FNF title insurance company subsidiary has entered into a title plant management agreement with Property Insight. In addition, a subsidiary of FNF has entered into a title plant master services agreement with Property Insight. In order to facilitate FNF’s access to the title plants to which Property Insight has access (including those that Property Insight is maintaining under the title plant maintenance agreement), FNF has entered into a master title plant access agreement with Property Insight.

Pursuant to the title plant maintenance agreement and the title plant management agreement, Property Insight maintains and manages certain title plant assets of these FNF title insurance company subsidiaries. These services include keeping the title plant assets current and functioning on a daily basis. Property Insight’s management services also include updating, compiling, extracting, manipulating, purging, storing and processing title plant data. Pursuant to the master title plant access agreement, FNF’s subsidiaries have access to all title plants to which Property Insight has access or right to access, including the title plants owned by FNF’s title insurance company subsidiaries that are maintained by Property Insight. The title plant maintenance agreement and the master title plant access agreement became effective on March 4, 2005, and the title plant management agreement became effective on May 17, 2005. All of these agreements are effective for a ten year period, with automatic renewal, and may be terminated by mutual agreement of the parties or upon five years’ prior notice given after the fifth anniversary of the effective date of the agreement, except in certain limited cases, such as default.

Under the title plant master services agreement, FNF’s title insurance company subsidiaries can request services to be performed from time to time, with the scope of work, the pricing and the other terms to be agreed upon between the parties at that time and documented in a written statement of work for each work assignment accepted. The title plant master services agreement has no set term, and remains effective until no work is being performed under all of the statements of work for title plant work requested. The parties may terminate the agreement at any time by mutual consent. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

In exchange for its management services under the title plant maintenance agreement, Property Insight has perpetual, irrevocable, transferable and nonexclusive worldwide licensed access to the title plants owned by the contracting FNF title insurance company subsidiaries, together with certain software relating thereto. In consideration for this licensed access to the title plants and related software under the title plant maintenance agreement, Property Insight pays a royalty to each FNF title insurance company subsidiary that is a party to the title plant maintenance agreement, in an amount equal to 2.5% to 3.75% of the revenues generated from the licensed access to the title plants and related software that the title insurance company subsidiary owns. For its management services under the title plant management agreement, Property Insight receives a management fee equal to 20% of the actual costs incurred by the FNF title insurance company subsidiary for maintaining its title plants under the title plant management agreement. In addition, Property Insight earns fees under the master title plant access agreement from FNF by providing access to updated and organized title plant databases to FNF’s subsidiaries. Property Insight also earns fees from FNF for its services under the title plant master services agreement. In 2006, Property Insight paid

$2.4 million in royalties to FNF title insurance company subsidiaries under the title plant maintenance agreement. Property Insight received $1.2 million in 2006 for its services under the title plant management agreement. In addition, Property Insight received $26.4 million in 2006 for title plant access fees and services under the master title plant access agreement and the title plant master services agreement.

Lease, Sublease, Property Management and Telecommunication Services Agreement.  We are party to a lease agreement, pursuant to which FNF leases from us certain portions of our Jacksonville, Florida headquarters corporate campus, located at 601 Riverside Avenue, for FNF’s Jacksonville headquarters. This agreement was originally entered into in March 2005 and continues until December 31, 2007. The lease provides that the rentable square footage that is leased to FNF may, by mutual agreement, increase or decrease from time to time during the term of the lease as a result of reallocations of office space among FNF and us, including reallocations made during 2006. In the event of any re-allocation or change in the leased square footage, the parties will memorialize the changes in the rentable square footage and the monthly base rent, which will be re-calculated based on the rentable square footage leased to FNF as a percentage of the total rentable square footage of office space available at the Jacksonville corporate campus. Under the lease, FNF pays rent for the space that it leases, initially approximately 89,754 rentable square feet, at an annual rate of $23.05 per rentable square foot, in equal monthly installments paid in advance on the first day of each calendar month. If FNF fails to pay timely, a default rate applies. In addition to paying base rent, for each calendar year commencing with 2005, FNF is obligated to pay to us, as additional rent, FNF’s share of our reasonable estimate of operating expenses for the entire facility that are in excess of the operating expenses (subject to certain exclusions) applicable to the 2005 base year. FNF is also liable to us for FNF’s entire cost of providing any services or materials exclusively to FNF.

We are also party to a property management agreement with FNF, pursuant to which we act as property manager for the management of the office space at the Jacksonville headquarters known as “Building V” and owned by FNF. This agreement also expires on December 31, 2007. As compensation for our property management services, we receive an annual management fee equal to $20.19 per rentable square foot per annum, payable in arrears and paid in monthly installments of $440,034.31.

We sublease a portion of the office space in Building V for our operations, pursuant to a sublease agreement with FNF. The terms and provisions of the sublease agreement mirror the management and economic effect of the terms and conditions of the lease agreement with FNF relating to the Jacksonville headquarters, so that all of the office space located at the 601 Riverside Avenue campus benefits from per square foot average cost pricing for the entire campus. The term of the sublease agreement coincides with the lease agreement and will expire on December 31, 2007. The rental price under the sublease is determined on the same formulaic basis as in the lease agreement.

We have also entered into a telecommunications services agreement with FNF, pursuant to which FNF reimburses us for its pro rata share of the telecommunications systems costs at the 601 Riverside campus. The term of this agreement expires on December 31, 2007, to coincide with the expiration of the lease and sublease agreements. Under the telecommunications services agreement, FNF reimburses us for its pro rata share of the telecommunications systems costs, based on the aggregate number of employees that FNF has at the campus in comparison to the aggregate number of employees that we have at the campus.

In 2006, we received $4.0 million from FNF under the lease, and we paid $1.0 million to FNF under the sublease. In addition, in 2006, we earned $0.9 million under the property management agreement, and were reimbursed by FNF an additional $0.2 million for FNF’s share of the telecommunication costs under the telecommunications services agreement.

Aircraft Cost Sharing Agreement.  We are party to an aircraft cost allocation agreement with FNF, pursuant to which each party reimburses the other for its pro rata share of the actual costs incurred in the use of the other party’s corporate aircraft. Pursuant to this agreement, we may utilize FNF’s corporate aircraft from time to time, and FNF may utilize our corporate aircraft, with an obligation to reimburse for the respective share of the costs. In 2006, we reimbursed $0.6 million to FNF, and FNF reimbursed $0.1 million to us, under this agreement.

Cross Indemnity Agreement.  In connection with our separation from FNF, we entered into a cross-indemnity agreement with FNF, pursuant to which each party will indemnify the other party and certain of the other party’s affiliates and representatives, from and against any losses incurred (whether before or after the separation) by the indemnified parties arising out of:

•	the ownership or operation of the assets or properties, the operations or conduct of the business, and the employee retirement and benefit plans and financial statements of the indemnifying party;

•	any breach by the indemnifying party of the cross-indemnity agreement, of its organizational documents, or of any law or contract to which it is a party;

•	any untrue statement of, or omission to state, a material fact in any governmental filing of the indemnified party to the extent it was as a result of information about the indemnifying party, and any untrue statement of, or omission to state, a material fact in any governmental filing of the indemnifying party, except to the extent it was as a result of information about the indemnified party;

•	claims brought by third parties to the extent related to the transactions contemplated by the distribution agreement (to the extent FNF is the indemnifying party) or, among other things, the FNF merger agreement (to the extent we are the indemnifying party), subject to certain exceptions; and

•	the provision of services by or employment of representatives of the indemnifying party, and the termination of such services or employment.

The cross-indemnity agreement expressly provides that it is not intended to change the allocation of liability for any matter in any other existing or future agreement between us and our affiliates and FNF and its affiliates, to all of which agreements the cross-indemnity agreement is made subject. The cross indemnity agreement can be terminated only by mutual agreement.

Tax Disaffiliation Agreement.  In connection with our separation from FNF, we entered into a tax disaffiliation agreement with FNF and old FNF. The tax disaffiliation agreement allocates responsibility between FNF and us for filing returns and paying taxes for periods prior to the spin-off, subject to certain indemnification provisions set forth in the agreement. The tax disaffiliation agreement also includes indemnifications for any adjustments to taxes for periods prior to the spin-off and for any taxes and for any associated adverse consequences that may be imposed on the parties as a result of the separation.

In 2006, there were no amounts paid or received under the terms of this agreement.

Letter Agreement Regarding Reimbursement for Certain Insurance Costs.  In connection with our separation from FNF, we entered into a letter agreement with FNF with respect to a directors and officers liability insurance policy that FNF purchased, providing coverage for directors, officers and employees for a six year period following the separation closing. The policy includes certain coverage limits and a deductible. Under this letter agreement, FNF is required to maintain the effectiveness of this policy, and we are required to reimburse FNF $250,000 each year for part of the costs of this policy, so long as we do not purchase the same coverage on our own in a separate policy. In addition, if a potential claim would exceed the limits of the policy or would apply against the deductible, then we will negotiate with FNF in good faith to agree on a fair allocation of the policy limits or the deductible, as applicable. In 2006, we paid $250,000 to FNF pursuant to this letter agreement.

Indebtedness Owing from Us to FNF.  In connection with our separation from FNF, a promissory note dated as of October 27, 2006 made by one of our subsidiaries, FNF Capital Leasing, Inc., was assigned to FNF. At the time of the assignment, the promissory note had an outstanding principal amount owing of $14,328,376. The promissory note is unsecured and has a 5-year term, with principal payments each year in the amount of $450,000 per quarter and the balance due in full on October 27, 2011, subject to early repayment due to certain defaults. The promissory note bears interest at a per annum rate equal at all times to 1% in excess of the 3-month LIBOR rate for U.S. dollar-denominated deposits. Interest on amounts owing under the promissory note is payable quarterly.

In 2006, the largest aggregate amount of principal outstanding under this promissory note was $14,328,376. As of March 15, 2007, the aggregate principal amount outstanding remains $13,883,147. During 2006, we made a principal payment of $450,000 with respect to this promissory note, and we made a regular interest payment of $166,806, calculated in accordance with the promissory note and as described above.

Purchase of Common Stock from FNF.  In connection with the separation from FNF, we purchased all of the shares of our common stock that was held by FNF and its subsidiaries for a purchase price of $56,420,800 in cash. This sale was consummated at the time of the asset contribution.

Real Estate Information Business with FNF.  Certain of our subsidiaries within the mortgage information services segment of our business also do business with FNF and certain of its subsidiaries, providing certain real estate information to FNF’s operations. Although there is no long-term contract, FNF continues to purchase information from us from time to time. The pricing of these purchases is determined on the basis of a discount to market that is believed reasonable based on the volume of FNF’s purchases. During 2006, we received $12.7 million from FNF for these services.

Agreements with Old FNF

Prior to the separation from FNF, we were party to various agreements with old FNF. The agreements that we had with old FNF are described below. None of the dual-role executive officers received any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with old FNF and none of them had any direct interest in the agreements and arrangements with old FNF. In addition, none of the dual-service directors received any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with old FNF and none of them had any direct interest in the agreements and arrangements with old FNF. All of these agreements with old FNF were terminated at the time of the separation from FNF prior to the FNF Merger. The agreements with old FNF included:

•	a corporate services agreement;

•	an employee matters agreement; and

•	a tax matters agreement;

In addition, in connection with the FNF Merger, we entered into an agreement with FNF Capital Leasing, Inc., then a subsidiary of old FNF, and FIS Capital Leasing, Inc., our newly-formed subsidiary, to acquire FNF Leasing from old FNF.

Below is a summary description of the various agreements with old FNF.

Corporate Services Agreement.  We entered into a corporate services agreement with old FNF under which old FNF provided us with senior management consulting services and certain corporate and other support services. This agreement governed the provision by old FNF to us of certain corporate support services, which included:

•	mergers & acquisitions and corporate finance services;

•	SEC & reporting services;

•	internal audit services;

•	treasury services;

•	risk management services;

•	tax services;

•	communications and investor relations services; and

•	senior executive and consulting, and general administrative and management services, including the time and attention of old FNF’s Chief Executive Officer, Chief Financial Officer and other senior officers.

The pricing for the services provided by old FNF to us under the corporate services agreement was on a cost-only basis, so that in effect, we reimbursed old FNF for the costs and expenses incurred in providing these corporate services to us. Under the corporate services agreement, old FNF’s costs and expenses were reimbursed by us as follows: (i) all out of pocket expenses and costs incurred by old FNF on our behalf were fully reimbursed, and (ii) all of old FNF’s staff and employee costs and expenses associated with performing services under the corporate services agreement, including compensation paid to old FNF’s employees performing these corporate services as well as general overhead associated with these employees and their functions, were allocated based on the percentage of time that old FNF’s employees spent on providing corporate services to us under the corporate services agreement. The exact amounts paid by us to old FNF under the corporate services agreement were dependent upon the amount of services actually provided in any given year. During 2006, the amount paid by us to old FNF for services rendered was $9.5 million.

Tax Matters Agreement.  We entered into a tax matters agreement with old FNF, which governed the respective rights, responsibilities, and obligations of old FNF and us with respect to tax liabilities and refunds, tax attributes, tax contests and other matters regarding income taxes, taxes other than income taxes and related tax returns. The tax matters agreement governed these tax matters as they applied to us and our subsidiaries.

In 2006, there were no amounts paid or received under the terms of this agreement.

Employee Matters Agreement.  Prior to the separation from old FNF, our employees participated in various employee benefit plans and programs sponsored by old FNF through the operation of the employee matters agreement. Specifically, under the employee matters agreement, our employees were eligible (subject to generally applicable plan limitations and eligibility conditions) to participate in old FNF’s health, dental, disability, and other welfare benefit plans. Our employees were also eligible to participate in old FNF’s 401(k) plan. We were required to contribute to the plans the cost of our employees’ participation in such plans, including, for example, payment of 401(k) matching contributions for our employees and payment of the employer portion of the cost of health, dental, disability and other welfare benefits provided to our employees. Our contributions to old FNF’s plans for our employees during 2006 were $39.5 million.

Acquisition of Capital Leasing.  In connection with the FNF Merger, we entered into an agreement and plan of merger dated as of September 18, 2006 with FNF Leasing, in order to acquire FNF Leasing from old FNF. Pursuant to this merger agreement, we acquired from old FNF all of the issued and outstanding shares of FNF Leasing in exchange for 307,377 shares of our common stock.

Other Related Person Transactions and Relationships

In March 2005, old FIS entered into a Management Agreement with THL Managers V, LLC, an affiliate of Thomas H. Lee Partners, L.P. Our director, Thomas M. Hagerty is a managing director of Thomas H. Lee Partners, L.P. Under the Management Agreement, THL Managers V, LLC provided old FIS with advice and analysis, including advice with respect to debt facilities and arrangements and other matters. In exchange for these services, THL Managers V, LLC received a one time transaction fee of $11,700,000 and annual management fees of $1,250,000. The Management Agreement was terminated in February 2006. The aggregate amount paid to THL Managers V, LLC for services rendered under this agreement in 2006 was $625,000.

In March 2005, old FIS entered into a Management Agreement with TPG GenPar IV, L.P., an affiliate of Texas Pacific Group. Our director, Marshall Haines is a principal of Tarrant Partners, L.P., an affiliate of Texas Pacific Group. Under the Management Agreement, TPG GenPar IV, L.P. provided old FIS with advice and analysis, including advice with respect to debt facilities and arrangements and other matters. In exchange for these services, TPG GenPar IV, L.P. received a one time transaction fee of $11,700,000 and annual management fees of $1,250,000. The Management Agreement was terminated in February 2006. The aggregate amount paid to TPG GenPar IV, L.P. for services rendered under this agreement in 2006 was $625,000.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our Code of Conduct, our directors and officers are expected to avoid any activity, investment, interest or association that interferes or appears to interfere with their independent exercise of judgment in carrying out an assigned job responsibility, or with our interests as a whole. As described in our Code of Conduct, most conflicts of interest arise where a director or officer, or his/her family member, obtains some personal benefit at our expense. To protect against such conflicts, our code of conduct expressly prohibits the following:

•	Our directors and officers may not have any financial interest (other than as a minor stockholder of a publicly traded company), either directly or indirectly, in any of our suppliers, contractors, customers or competitors, or in any business transaction involving us, without the prior approval of our compliance officer.

•	Our directors and officers may not engage in any business transaction on our behalf with a relative by blood or marriage, or with a firm of which that relative is a principal, officer or representative, without the prior approval of our compliance officer or another appropriate Company supervising officer.

•	Our directors and officers may not use Company property or services for their personal benefit unless (i) use of that property and those services has been approved for general employee or public use, or (ii) he/she has obtained prior approval from the compliance officer or an appropriate Company supervising officer. Our directors and officers are also expressly prohibited from selling, lending, giving away or otherwise disposing of Company property, regardless of condition or value, without proper authorization.

•	We are prohibited from extending or maintaining (or arranging for) any personal loan or extension of credit to any of our directors or executive officers. Loans and guarantees of indebtedness of non-executive officers or employees (other than loans from our pension or welfare plans in accordance with the terms of those plans, or advances made to new officers or employees in connection with relocations) must be in accordance with written Company policy or with the prior approval of the compliance officer.

•	Our directors and officers are prohibited from (a) taking for themselves personally business opportunities that conflict with our interests that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; and (c) competing with us.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. A team comprised of our selected staff from the legal, internal audit and human resources departments has responsibility for developing and implementing procedures for reviewing and evaluating any relevant transactions and relationships under our Code of Conduct. We have appointed a compliance officer who performs various ongoing administrative functions in connection with our Code of Conduct and, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding related person transactions. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our compliance officer. The compliance officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors they deem appropriate. After reviewing the facts and circumstances of each transaction, the compliance officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction. As required under the SEC rules, transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in our proxy statement. In addition, the audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. We expect that any waiver of provisions of our Code of Conduct will be infrequent and will be granted by the compliance officer (or other applicable supervising officer) only when justified by unusual circumstances. In addition, any waiver of provisions of our Code of Conduct with respect to any of our directors or executive officers must be approved by our board and will be promptly disclosed to the extent required by applicable laws or stock exchange listing standards. Any director, officer or employee who has violated our Code of Conduct may be subject to a full range of penalties including oral or written censure, training or re-training, demotion or re-assignment, suspension with or without pay or benefits, or termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2006. Based solely upon a review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Shareholders to be held in 2008 must be received by the Company no later than December 20, 2007. Any other proposal that a shareholder wishes to bring before the 2008 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 20, 2007. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to the Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2007 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

William P. Foley, II
Executive Chairman

Dated: April 18, 2007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSAL BELOW.	Please mark your votes like this.	☒

1.	To elect to the Board of Directors.

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
01 Lee A. Kennedy 02 Keith W. Hughes 03 James K. Hunt 04 Richard N. Massey

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name above.

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Date:	, 2007

Signature:

Signature:

Please date and sign exactly as the name appears on this proxy. When shares are held by more than one owner, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ PLEASE DETACH HERE ▲
Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your instruction form.

VOTE BY PHONE:	You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	To vote as the Board of Directors recommends on ALL proposals; Press 1.

OPTION B:	If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Item 1: To vote FOR all nominees, press 1 ; to WITHHOLD from all nominees, press 9; to WITHHOLD from an individual nominee, press 0

Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
When asked, please confirm your vote by pressing 1.

VOTE BY INTERNET:	THE WEB ADDRESS IS www.proxyvoting.com/FNF
IF YOU VOTE BY PHONE OR INTERNET — DO NOT MAIL THE PROXY CARD.
THANK YOU FOR VOTING.

Call ¶ ¶ Toll Free ¶ ¶ On a Touch-Tone Telephone
1-800-730-9103 - ANYTIME
There is NO CHARGE to you for this call.

CONTROL NUMBER
for Telephone/Internet Voting

FIDELITY NATIONAL INFORMATION SERVICES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD MAY 23, 2007
     The undersigned hereby appoints William P. Foley, II and Lee A. Kennedy, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Information Services, Inc. held of record by the undersigned as of April 16, 2007, at the Annual Meeting of Stockholders to be held at 10:00 a.m., eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 23, 2007, or any adjournment thereof.
     This instruction and proxy card is also solicited by the Board of Directors of Fidelity National Information Services, Inc. (the “Company”) for use at the Annual Meeting of Stockholders on May 23, 2007 at 10:00 a.m., eastern time from persons who participate in either (1) the Fidelity National Information Services, Inc. 401 (k) Profit Sharing Plan (the “401 (k) Plan”), or (2) the Fidelity National Information Services, Inc. Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401 (k) Plan and the ESPP.
     By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401 (k) Plan and the ESPP, to exercise the voting rights relating to any shares of common stock of Fidelity National Information Services, Inc. allocable to his or her account(s) as of April 16, 2007. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (c/o Proxy Services, P.O. Box 9001, Brentwood, NY 11717-9804) by May 21, 2007. For shares voted by phone or internet, the deadline is 11:59 PM on May 20, 2007. For the 401 (k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401 (k) Plan according to these ratios. For the ESPP, the Trustee will vote only those shares that are properly voted by ESPP participants.
(Continued on reverse side)

▲ PLEASE DETACH HERE ▲
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
1.	Call toll-free 1-800-730-9103 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
or
2.	Vote by Internet at our Internet Address: www.proxyvoting.com/FIS
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE VOTE